Exhibit 10.22

CLIFFORD CHANCE LLP
EXECUTION COPY

EUR500,000,000

FACILITY AGREEMENT

DATED 26 JUNE 2014

FOR

VTTI MLP B.V.

AS THE COMPANY

ARRANGED BY

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., LABUAN BRANCH

BNP PARIBAS

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

TRADING AS RABOBANK INTERNATIONAL

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

ING BANK N.V.

OVERSEA-CHINESE BANKING CORPORATION LIMITED, LONDON BRANCH

SOCIÉTÉ GÉNÉRALE

AND

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

WITH

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

TRADING AS RABOBANK INTERNATIONAL

ACTING AS AGENT

REVOLVING FACILITY AGREEMENT

35.	Partial Invalidity	130

36.	Remedies and Waivers	130

37.	Amendments and Waivers	131

38.	Confidentiality	136

39.	Counterparts	139

40.	USA Patriot Act	139

41.	Governing Law	140

42.	Enforcement	140

43.	Waiver of Jury Trial	140

44.	Stamp Duty Declaration	141

Schedule 1 The Original Parties		142

Part I The Original Guarantors		142

Part II The Original Lenders		143

Schedule 2 Conditions Precedent		144

Part I Conditions Precedent to Initial Utilisation		144

Part II Conditions Precedent required to be delivered by an Additional Guarantor		149

Schedule 3 Requests		152

Schedule 4 Mandatory Cost Formulae		153

Schedule 5 Form of Transfer Certificate		155

Schedule 6 Form of Assignment Agreement		157

Schedule 7 Form of Compliance Certificate		160

Schedule 8 Timetables		161

Schedule 9 Form of Increase Confirmation		162

Schedule 10 Forms of Notifiable Debt Purchase Transaction Notice		164

Part I Form of Notice on entering into Notifiable Debt Purchase Transaction		164

Part II Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction ceasing to be with Shareholder Affiliate		165

Schedule 11 Form of Accession Deed		166

Schedule 12 Form of Resignation Letter		168

Schedule 13 Accordion Commitment Notice		169

THIS AGREEMENT is dated             2014 and made between:

(1)	VTTI MLP B.V., a private company with limited liability with corporate seat in Rotterdam, having its address at K.P. van der Mandelelaan 130, 3062 MB Rotterdam, The Netherlands (the “Company”);

(2)	THE COMPANY AND THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., LABUAN BRANCH, BNP PARIBAS, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL, THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, ING BANK N.V., OVERSEA-CHINESE BANKING CORPORATION LIMITED, LONDON BRANCH, SOCIÉTÉ GÉNÉRALE and SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH as mandated lead arrangers (whether acting individually or together the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(5)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceleration Event” means the Agent sending a notice with respect to any or all of sub-paragraphs (a)(i), (a)(ii), (a)(iii) (but only at the point in time at which a demand under this paragraph is made) or (a)(iv) of Clause 24.14 (Acceleration).

“Acceptable Bank” means:

(a)	The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., trading as Rabobank International, The Hongkong and Shanghai Banking Corporation Limited, ING Bank N.V., Oversea-Chinese Banking Corporation Limited, Société Générale and Sumitomo Mitsui Banking Corporation and their respective European branches;

(b)	a bank or financial institution which has a rating for its long term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard &

Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent (acting reasonably).

“Accession Deed” means a document substantially in the form set out in Schedule 11 (Form of Accession Deed).

“Accordion Commitment Notice” has the meaning given to that term in Clause 2.5 (Accordion Facility).

“Accordion Commitments” means the aggregate amount of additional Commitments made available in accordance with Clause 2.5 (Accordion Facility).

“Accordion Lender” means any Lender or any bank, financial institution, trust, fund or other entity which has agreed to make available Accordion Commitments in accordance with Clause 2.5 (Accordion Facility).

“Accordion Maximum Amount” means EUR150,000,000.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26.2 (Additional Guarantors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Amsterdam foreign exchange market at or about 11:00 a.m. on a particular day.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility (for the avoidance of doubt not including any amounts under that Ancillary Facility which have been repaid or prepaid in accordance with paragraph (f) of Clause 1.2 (Construction)):

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure in respect of principal (for the avoidance of doubt, excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Annual Financial Statements” means the financial statements delivered pursuant to paragraph (a) or (b) of Clause 21.1 (Financial statements).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and the Company.

“ATT Tanjung Bin Phase 2” means the second phase of the development of the ATT Tanjung Bin terminal, being the expansion project to construct an additional 250,000 cubic metres in storage capacity and a new 120,000 deadweight tonnage jetty berth.

“ATT Tanjung Bin Phase 2 Loan” means each loan entered into or to be entered into by VTTI B.V. (as lender) and ATT Tanjung Bin Sdn. Bhd (as borrower) for the purpose of financing ATT Tanjung Bin Phase 2.

“ATT Tanjung Bin Project Financing” means the debt facilities made available to ATT Tanjung Bin Sdn. Bhd. pursuant to the loan agreement dated 25 March 2011 made between, amongst others, ATT Tanjung Bin Sdn. Bhd. and Sumitomo Mitsui Banking Corporation and HSBC Bank Malaysia Berhad for the financing of the Tanjung Bin petroleum products storage terminal.

“ATT Tanjung Bin Sdn. Bhd.” means ATT Tanjung Bin Sdn. Bhd. (Company No.: 755986-P), a wholly owned Subsidiary of the Company, being a company incorporated in Malaysia under the Companies Act 1965 of Malaysia.

“ATT Tanjung Bin Subordination Agreement” means the subordination agreement dated on or about the date of first Utilisation and made between, amongst others,

VTTI B.V., ATT Tanjung Bin Sdn. Bhd. and the Agent in relation to the subordination of all Financial Indebtedness arising under the ATT Tanjung Bin Phase 2 Loan to amounts due to the Finance Parties under any of the Finance Documents upon the occurrence of any insolvency proceedings (or analogous procedures) in respect of ATT Tanjung Bin Sdn. Bhd.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Effective Date to and including the date falling three Months prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations and the Base Currency Amount of the aggregate of its and its Affiliate’s Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its and its Affiliate’s Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation the following amounts shall not be deducted from that Lender’s Commitment:

(i)	that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s and its Affiliate’s Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Obligor with the Ancillary Lender making available that Ancillary Facility (or with any Affiliate of that Ancillary Lender) to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by the Borrower under that Ancillary Facility.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means euro.

“Base Currency Amount” means:

(a)

in relation to a Utilisation, the amount specified in the Utilisation Request for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot

Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request); and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“BNM” means Central Bank of Malaysia, Bank Negara Malaysia

“Borrower” means the Company or (as the context requires), in respect of an Ancillary Facility only and for the purposes of that Ancillary Facility only, any Affiliate of the Company that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to Clause 7.10 (Affiliates of the Company).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin, Mandatory Costs (if any) and any amount which would otherwise have been included pursuant to Clause 15 (Increased Costs)) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, Paris, Singapore, Kuala Lumpur, Labuan and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Code” means the U.S. Internal Revenue Code of 1986 or any successor legislation thereto as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) and/or Clause 2.5 (Accordion Facility); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by in accordance with Clause 2.2 (Increase) and/or Clause 2.5 (Accordion Facility),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 37.6 (Disenfranchisement of Shareholder Affiliates).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § I et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group (as a whole as well as individual members of the Group), the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers or any person on behalf of the foregoing or any Affiliate of the Company; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers or any Affiliate of the Company,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers or any Affiliate of the Company; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or any Affiliate of the Company and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or purported to rescind or repudiated or purported to repudiate a Finance Document or evidenced an intention to rescind or repudiate a Finance Document or which has notified the Agent, or stated publicly, that it will not comply with its funding obligations under the Finance Documents or any other loan agreement; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Gross Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Net Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch FSA” means the Financial Supervision Act (Wet op het financieel toezicht), including any regulations issued pursuant thereto.

“Dutch Obligor” means any Obligor incorporated in the Netherlands.

“Effective Date” means the date (falling no later than six Months after the date of this Agreement) on which the Agent confirms that it has received (or waived receipt of) the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in accordance with Clause 4.1 (Initial conditions precedent).

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which an Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR will be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Facility Limit” means, in relation to each period set out in the first column below, the relevant amount set out in the second column below opposite such period:

Period	Relevant amount

From the date of this Agreement to and including 31 July 2017.	The aggregate of EUR500,000,000 and the Total Accordion Commitments (if any).

From and including 1 August 2017 to and including the Termination Date.	The aggregate of EUR400,000,000 and the Total Accordion Commitments (if any).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement (or such future date as such letter or letters are entered into) between the Arranger and the Company (or the Agent and the Company or a Lender and the Company, as the case may be) setting out any of the fees referred to in Clause 2.2 (Increase), Clause 2.5 (Accordion Facility), Clause 13 (Fees) or Clause 13.4 (Interest, commission and fees on Ancillary Facilities).

“Finance Document” means this Agreement, any Fee Letter, any Hedging Agreement, any Accession Deed, any Resignation Letter, any Ancillary Document and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arranger, a Lender or any Ancillary Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument evidencing indebtedness for borrowed money;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (but only to the extent of any recourse against any member of the Group for non-payment of such receivables by the receivables counterparty);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on 31 December in each year.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26.3 (Resignation of a Guarantor).

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Company and a Lender:

(a)	for the purpose of hedging interest rate and/or foreign exchange risks of the Company in respect of the Facility; or

(b)	in respect of a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises other than for speculative purposes.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, in each case, other than by way of an Undisclosed Administrator;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, in each case, other than by way of an Undisclosed Administrator;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

For the purpose of this definition, “Undisclosed Administrator” means, in relation to a Finance Party, an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official appointed by a supervisory authority or regulator which is responsible for the supervision of such Finance Party in its jurisdiction of incorporation, where the applicable law in that jurisdiction requires that such appointment must not be publicly disclosed.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Issuance Proceeds” has the meaning given to that term in sub-paragraph (b)(xv) of Clause 23.7 (Financial indebtedness).

“Lease Contracts” means the lease contracts between the Company or any of its Affiliates and Vitol Holding B.V. or any of its Affiliates (including without limitation the lease contracts between ATT Tanjung Bin Sdn. Bhd. and Vitol Holding B.V. or any of its Affiliates).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Agent in connection with the Finance Documents.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase), Clause 2.5 (Accordion Facility) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR will be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Malaysian Obligor” means any Obligor incorporated in Malaysia.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means, for each utilisation, the percentage per annum set out below in the column opposite that range:

Debt Cover	Margin % p.a.
Greater than or equal to 3.00:1	2.10
Less than 3.00:1 but greater than or equal to 2.50:1	1.80
Less than 2.50:1 but greater than or equal to 1.50:1	1.60
Less than 1.50:1	1.40

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date which is 5 Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 21.2 (Compliance Certificate);

(ii)	if, following receipt by the Agent of the Compliance Certificate related to the audited annual financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Financial Statements), that Compliance Certificate does not confirm the basis for a reduced or increased Margin, then paragraph (b) of Clause 10.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Debt Cover calculated using the figures in that Compliance Certificate;

(iii)	while an Event of Default is continuing, the Margin for each Utilisation shall be the highest percentage per annum set out above for a Utilisation; and

(iv)	for the purpose of determining the Margin, Debt Cover and Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions).

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors (taken together) to perform their payment obligations under the Finance Documents.

“Material Company” means, at any time, the Company, each other Obligor and:

(a)	a Subsidiary of the Company which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 22 (Financial Covenants)) representing 10 per cent. or more of Consolidated EBITDA, as defined in Clause 22 (Financial Covenants); and/or

(b)	a Subsidiary of the Company which has total assets representing 10 per cent. or more of the aggregate consolidated total assets of the Group; and/or

(c)	a Subsidiary of the Company which has revenues representing 10 per cent. or more of the aggregate consolidated total revenues of the Group,

in each case calculated on a consolidated basis (but for the avoidance of doubt excluding intra-group items).

For the purposes of this definition, Non-Recourse Entities and their respective Subsidiaries shall not be included for the purpose of calculating the gross assets of the Group and the turnover of the Group. As set out in the definition of “Consolidated EBITDA”, Consolidated EBITDA shall not include the amount of any earnings before interest, tax, depreciation and amortisation of any member of the Group which is attributable to any project that is financed by any Non-Recourse Transaction (except to the extent any member of the Group receives any cash distribution for its own account in respect of a Non-Recourse Transaction).

Compliance with the conditions set out in paragraphs (a). (b) and (c) above shall be determined by listing all Material Companies in each Compliance Certificate supplied by the Company pursuant to paragraph (a) of Clause 21.2 (Compliance Certificate).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“New Lender” has the meaning given to such term in Clause 25.1 (Assignments and transfers by the Lenders).

“Non-Credit Replacing Guarantee” means any non-credit replacing guarantee or non-credit replacing guarantee facility issued via a bank or financial institution (including a Lender or an Affiliate of a Lender) for the account of, or at the request of a member of the Group.

“Non-Recourse Entity” has the meaning given to that term in the definition of “Non-Recourse Transaction”.

“Non-Recourse Transaction” means:

(a)	the ATT Tanjung Bin Phase 2 Loan; and

(b)	any other project financing transaction or any trade financing transaction which is entered into by any member of the Group (other than ATT Tanjung Bin Sdn. Bhd.) (the “Non-Recourse Entity”) on terms such that the relevant creditors’ recourse in respect of any indebtedness incurred pursuant to such transaction is limited to:

(i)	in respect of a project financing transaction, the assets constituting the project and, in respect of a trade financing transaction, the assets to which that trade financing relates (including, in both cases, the shares in any Subsidiary of the Non-Recourse Entity which are integral to the project financing or, as the case may be, trade financing);

(ii)	the shares in the capital of the Non-Recourse Entity (or special purpose vehicle parent of such Non-Recourse Entity); and/or

(iii)	the amount of any equity contribution or shareholder loan from any member of the Group by way of specific cash funding in respect of such project financing or trade financing transaction and to which there is no other recourse to any member of the Group pursuant to any completion guarantee or otherwise.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 37.6 (Disenfranchisement of Shareholder Affiliates).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Optional Currency” means dollars, subject to the conditions set out in Clause 4.3 (Conditions relating to the Optional Currency).

“Original Financial Statements” means:

(a)	in relation to the Company: (i) the unaudited pro forma combined balance sheet of VTTI Energy Partners LP as of 31 March 2014, (ii) the unaudited condensed interim combined carve-out financial statements of VTTI Energy Partners LP predecessor as of 31 March 2013 and 31 March 2014 and the combined carve-out financial statements of VTTI Energy Partners LP predecessor as of 31 December 2013 and 31 December 2012 and (iii) the audited balance sheet of VTTI Energy Partners LP as of 11 April 2014 (including, in each case as applicable, the introductions, reports and notes thereto);

(b)	in relation to each Original Guarantor, its financial statements (audited to the extent so available prior to the date of first Utilisation) for its financial year ended 31 December 2013; and

(c)	in relation to any other Obligor, its financial statements delivered to the Agent as required by Clause 26 (Changes to the Obligors) (audited to the extent that they are audited or are by law required to be audited).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means:

(a)	the acquisition of a company, shares, securities or a business or undertaking (or, in each case, any interest in any of them):

(i)	which is engaged in a business substantially the same as that carried on by the Group; and

(ii)	prior to the completion of such acquisition the Company delivers to the Agent a certificate (with sufficient calculations), in form and substance satisfactory to the Agent (acting reasonably) confirming:

(A)	the statement in sub-paragraph (i) above; and

(B)	that on a pro forma basis the Company will not be in breach of Clause 22.2 (Financial Condition) in the period of 12 months following completion of such acquisition;

(b)	the incorporation of a company which on incorporation becomes a member of the Group or the acquisition of a company which has not traded prior to the date of such acquisition;

(c)	an acquisition of securities which are Cash Equivalent Investments (as defined in Clause 22.1 (Financial definitions) below);

(d)	an acquisition by a member of the Group of:

(i)	the share of a joint venture partner under the terms of any joint venture permitted under this Agreement; or

(ii)	any entity which is a project financing entity; or

(e)	an acquisition which is expressly described in the Tax Structure Report.

“Permitted Guarantee” means:

(a)	any guarantee or indemnity arising under any Finance Document;

(b)	the endorsement of negotiable instruments in the ordinary course of trade;

(c)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(d)	any guarantee or indemnity of a joint venture not prohibited by the terms of this Agreement;

(e)	any guarantee or indemnity permitted under Clause 23.7 (Financial Indebtedness);

(f)	any guarantee or indemnity given in respect of the netting, set-off or cash pooling arrangements permitted pursuant to this Agreement;

(g)	guarantees or indemnities existing at the date of this Agreement, details of which have been provided in writing to the Agent prior to the date of this Agreement, and any replacement or renewal of the same;

(h)	any guarantee or indemnity issued by an Obligor in respect of the Financial Indebtedness, liabilities or obligations of, in each case, another Obligor;

(i)	any guarantee or indemnity issued by a member of the Group which is not an Obligor in respect of the Financial Indebtedness, liabilities or obligations of another member of the Group (other than in respect of the Financial Indebtedness, liabilities or obligations arising under a Non-Recourse Transaction);

(j)	any guarantee or indemnity issued by an Obligor in relation to the Financial Indebtedness, liabilities or obligations of a member of the Group which is not an Obligor provided that the aggregate principal amount guaranteed does not exceed EUR2,000,000 at any time;

(k)	any guarantee or indemnity issued by a member of the Group on arm’s length terms and in the ordinary course of its trading;

(l)	any guarantee or indemnity issued by a member of the Group on arm’s length terms to a purchaser of any asset disposed of as a disposal permitted by this Agreement;

(m)	any guarantee or indemnity given in respect of any liability secured by Security permitted under this Agreement;

(n)	any guarantee or indemnity given in respect of leases of real property entered into in the ordinary course of trade;

(o)	any guarantee or indemnity given in connection with an environmental dispute;

(p)	any liability of the Company arising under a declaration of joint and several liability used for the purpose of Section 2:403 Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) Dutch Civil Code in relation to any member of the Group);

(q)	any guarantee or indemnity given with the prior written consent of the Majority Lenders;

(r)	any guarantee or indemnity issued in respect of a Non-Credit Replacing Guarantee; or

(s)	any guarantee or indemnity not falling within paragraphs (a) to (r) above where the aggregate liability (whether actual or contingent) (when aggregated with the liability (whether actual or contingent) of each member of the Group under all other guarantees and indemnities issued by a member of the Group that do not fall within paragraphs (a) to (r) above) does not exceed EUR10,000,000 at any time.

“Permitted Gross Outstandings” means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding USD10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(if the currency is dollars) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reduction Date” means 1 August 2017.

“Reduction Instalment” means the amount by which the Total Commitments are reduced in accordance with paragraph (a) of Clause 8.2 (Reduction of Facility).

“Reference Banks” means, in relation to LIBOR, the London office of each of BNP Paribas, ING Bank N.V. and Société Générale and in relation to EURIBOR, the principal office of each of BNP Paribas, ING Bank N.V. and Société Générale or, in each case, such other banks as may be appointed by the Agent in consultation with the Company.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial definitions)

“Relevant Jurisdiction” means, in the case of an Obligor, its jurisdiction of incorporation.

“Repeating Representations” means each of the representations set out in Clauses 20.1 (Status) to 20.5 (Validity and admissibility in evidence) (inclusive), 20.11 (Pari passu ranking), 20.13 (ERISA) to 20.17 (No listed securities) (inclusive) and 20.19 (Sanctions).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a document substantially in the form set out in Schedule 12 (Form of Resignation Letter).

“Restricted Country” means each of Cuba, Iran, Myanmar (Burma), North Korea, Sudan and Syria and any other country that is or becomes subject to sanctions issued by a Sanctions Body for so long as such sanctions remain in place in relation to such country.

“Restricted Person” means a person either:

(a)	located, domiciled, resident, organised under the laws of or incorporated in a Restricted Country;

(b)	being the government or owned or controlled by the government of a Restricted Country or by a party located, domiciled, resident, organised under the laws of or incorporated in a Restricted Country;

(c)	subject to any sanction, restriction or embargo imposed by a Sanctions Body; or

(d)	named on any sanctions list issued by a Sanctions Body.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made for the purpose of refinancing a maturing Loan.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Body.

“Sanctions Body” means any of the United Nations (UN), the European Union (EU), the State Secretariat for Economic Affairs (SECO) of Switzerland or the Swiss Directorate of International Law, the United States Treasury Department’s Office of Foreign Assets Control (OFAC), HM Treasury of the United Kingdom, the Monetary Authority of Singapore (MAS) or any other governmental or regulatory authority, institution or agency which administers sanctions in relation to which an Obligor or a member of the Group may be bound.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shareholder Affiliate” means each of the shareholders of VTTI B.V. (each, a “Shareholder”), each of its Affiliates, any trust of which a Shareholder or any of its Affiliates is a trustee, any partnership of which a Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Shareholder or any of its Affiliates.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subordinated Debt” means Financial Indebtedness of:

(a)	the Company owing to any direct or indirect shareholders of the Company; and/or

(b)	ATT Tanjung Bin Sdn. Bhd. owing to VTTI B.V. under the ATT Tanjung Bin Phase 2 Loan,

provided that, in each case, such Financial Indebtedness is subordinated to amounts due to the Finance Parties under any of the Finance Documents on terms satisfactory to the Agent (acting reasonably).

“Subsidiary” means any company or corporation (referred to as the “first person”) in respect of which another company or corporation (referred to as the “second person”):

(a)	holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)	is a member of that first person and controls alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution, and for the purposes of this definition, a company or corporation shall be treated as a member of another company or corporation if any of that company or corporation’s Subsidiaries is a member of that other company or corporation. A subsidiary undertaking shall include any company or corporation notwithstanding that the shares or ownership interests in which are subject to Security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such Security provided that, for the avoidance of doubt, that secured party or its nominee shall not be a subsidiary undertaking.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Structure Report” means the tax structuring report by KPMG Meijburg & Co dated on or about the date of this Agreement entitled “VTTI B.V. MLP IPO Steps Diagrams”.

“Termination Date” means 31 July 2018.

“Total Accordion Commitments” means, at any time, the aggregate of any Accordion Commitments.

“Total Commitments” means the aggregate of the Commitments, being EUR500,000,000 at the date of this Agreement, subject always to the operation of the Facility Limit.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S. Obligor” means any Obligor which is incorporated in the United States of America.

“U.S. Tax” means any federal, state, local income, gross receipts, license, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property, personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by the United States, or any state, municipality or other governmental unit therein, including any interest, penalty or addition thereto, whether disputed or not.

“U.S. Tax Obligor” means:

(a)	the Company, if at any time it is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for U.S. federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, a “Borrower”, any “Obligor”, the “Company” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing “cash cover” for an Ancillary Facility means a Borrower providing cash cover in the manner agreed between a Borrower and the relevant Ancillary Lender.

(e)	A Default is “continuing” if it has not been remedied or waived.

(f)	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i)	a Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further or a reduced liability under that Ancillary Facility and:

(A)	the amount by which Ancillary Outstandings are, repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation; and

(B)	the amounts of Ancillary Outstandings outstanding at any time shall be calculated net of all such repayments and prepayments made in accordance with the terms of this Agreement.

(g)	For the avoidance of doubt it is agreed that any Default in the form of the failure to deliver a document or perform an act within a period of time or on or by a specified date shall be capable of remedy and shall cease to be continuing once that document has been delivered or act performed within the relevant grace period.

(h)	A reference in this Agreement to any Affiliate of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. trading as Rabobank International includes any related bank (aangesloten bank) of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

1.3	Currency Symbols and Definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America, “EUR” and “euro” denote the single currency unit of the Participating Member States and “RM” denotes the lawful currency of Malaysia.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.5	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	unless a contrary indication appears, a “director”, in relation to a Dutch entity, means a managing director (bestuurder) and “board of directors” means its managing board (bestuur);

(b)	a necessary action to authorise where applicable, includes without limitation any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden);

(c)	a Security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim good (recht van reclame) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	a winding up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden);

(iii)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(iv)	a liquidator includes a curator;

(v)	an administrator includes a bewindvoerder;

(vi)	a(n) (administrative) receiver does not include a curator or bewindvoerder; and

(vii)	an attachment includes a beslag.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility in an aggregate amount equal to the Total Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Commitment available to the Company and its Affiliates as an Ancillary Facility.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 5 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 9.6 (Right of prepayment or cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 9.1 (Illegality) or 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender. For the avoidance of doubt a Lender is not under any obligation to assume any increase in its Commitment;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into an Increase Confirmation; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee to the extent agreed and the Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor including for the avoidance of doubt the establishment of the Accordion Facility; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document)

shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.5	Accordion Facility

(a)	The Company may, at any time during the Availability Period, notify the Agent that it proposes to obtain further commitments in respect of the Facility by delivering a written notice to the Agent to that effect (an “Accordion Facility Proposal Notice”). The Company may not deliver an Accordion Facility Proposal Notice if it has established any Accordion Commitments, in accordance with paragraph (i) below, on any three previous occasions.

(b)	Each notice referred to in paragraph (a) above must confirm:

(i)	the proposed amount of additional commitments requested to be made available (such amount being the “Proposed Accordion Facility Amount”) which, when aggregated with any Accordion Commitments previously made available (except to the extent cancelled prior to such date), must be no greater than the Accordion Maximum Amount; and

(ii)	that no Event of Default is continuing or would result from the utilisation of the Proposed Accordion Facility Amount.

(c)	The Company shall first offer to the Lenders at that time an opportunity to participate in the Proposed Accordion Facility Amount on a pro rata basis to their participation in the Facility as at the date of delivery of the Accordion Facility Proposal Notice. Accordingly, the Agent shall promptly, following receipt of an Accordion Facility Proposal Notice notify each of the Lenders of:

(i)	the Company’s request under the Accordion Facility Proposal Notice;

(ii)	the amount of the Proposed Accordion Facility Amount; and

(iii)	each Lender’s potential pro rata share of the Proposed Accordion Facility Amount.

(d)	Within 15 Business Days of the Agent’s receipt of an Accordion Facility Proposal Notice in accordance with paragraph (c) above, each Lender shall notify the Agent:

(i)	of its decision, in its sole discretion, to accept or decline to participate in the Proposed Accordion Facility Amount in the amount notified to it by the Agent as its pro rata share of the Proposed Accordion Facility Amount or in a lesser amount; and

(ii)	whether it is, in principle (but subject to, among other things, credit approval) prepared to lend more than its pro rata share of the Proposed Accordion Facility Amount in circumstances where one or more of the other existing Lenders at that time either elects not to participate in, or is unable to provide the full amount of its pro rata share of the Proposed Accordion Facility Amount.

(e)	The Agent shall promptly notify the Company of each such decision and such part of the Proposed Accordion Facility Amount that each Lender has agreed to provide. For the avoidance of doubt, no Lender shall be under any obligation to commit to or agree to participate in the Proposed Accordion Facility Amount and the Company shall be entitled to discuss directly with each Lender its participation (including the amount thereof) in the Proposed Accordion Facility Amount provided that the terms of this Clause 2.5 are followed in respect of establishing any Accordion Commitments.

(f)	If, by 5.00pm on the 15th Business Day following the Agent’s receipt of an Accordion Facility Proposal Notice, any of the Lenders has declined to participate in the Proposed Accordion Facility Amount or has offered to participate in an amount which is less than its pro rata share of the Proposed Accordion Facility Amount then the difference between the Proposed Accordion Facility Amount and the aggregate of the amounts offered to be provided by each Lender (but in the case of any Lender only up to its pro rata share of the Proposed Accordion Facility Amount) shall be offered to the Lenders who have indicated that they are, in principle, prepared to lend more than their respective pro rata shares of the Proposed Accordion Facility Amount (under sub-paragraph (d)(ii) above).

(g)	If, by 5.00pm on the 5th Business Day following an offer under paragraph (f) above, the Lenders have not, in principle, committed to provide the Proposed Accordion Facility Amount in full, the Company shall be entitled to offer to such other banks or financial institutions or to trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or investing in loans, securities or other financial assets (each a “Potential Accordion Increase Lender”) (each of which shall not be a member of the Group or Shareholder Affiliate) an opportunity to provide that part of the Proposed Accordion Facility Amount not offered to be provided by the Lenders provided that no Potential Accordion Increase Lender shall be entitled to provide a portion or whole of the Proposed Accordion Facility Amount which is greater than the largest Commitment of any Lender at that time (including, for the avoidance of doubt, any amount agreed to be provided by a Lender under this Clause 2.5 in respect of that Proposed Accordion Facility Amount). For the avoidance of doubt, the Company may approach Potential Accordion Increase Lenders at any time but may only offer a Potential Accordion Increase Lender an opportunity to participate in the Proposed Accordion Facility Amount in accordance with the terms of this paragraph (g).

(h)

Following each of the Company and the Agent (each acting reasonably) being satisfied as to the identity of each proposed Accordion Lender, the Company shall deliver to the Agent, a notice (an “Accordion Commitment Notice”) in the form set out in Schedule 13 (Accordion Commitment Notice) signed by the Company. Each Accordion Lender shall confirm its agreement to providing all or part of the Proposed Accordion Facility Amount as agreed by countersigning the Accordion Commitment Notice pursuant to the terms of which it agrees to (i) commit to its share of the Proposed Accordion Facility Amount and (ii) (to the extent it is not already a Lender) to become a Lender and Party to this Agreement.

(i)	The establishment of the Accordion Commitments (and therefore an increase in the Total Commitments) will only be effective on:

(i)	the execution by the Company and the Agent (and the countersignature by each Accordion Lender) of an Accordion Commitment Notice, which those parties shall execute as soon as reasonably practicable, but in any event, within 3 Business Days of it being provided by the Agent; and

(ii)	in relation to an Accordion Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the provision of the Commitments by that Accordion Lender, the completion of which the Agent shall promptly notify to the Company and the relevant Accordion Lender, and the Accordion Commitments will be established on the later of (A) the date of completion of the steps under sub-paragraphs (i) and (ii) above and (B) the date specified as the date of establishment in the Accordion Commitment Notice duly signed by all the relevant parties.

(j)	If any Accordion Lender has not executed an Accordion Commitment Notice within 3 Business Days of it being provided to it by the Agent, the Company may offer the relevant amount of the Proposed Accordion Facility Amount not so committed to any Lender or any other party (in accordance with paragraph (g) above). Notwithstanding any other provision in this Clause 2.5, the Company may (in its sole discretion) establish Accordion Commitments totalling less than the Proposed Accordion Facility Amount.

(k)	As a result of the increase under paragraph (i) above:

(i)	the Total Commitments will be increased by the amount set out in the relevant Accordion Commitment Notice;

(ii)	any Accordion Lender which was not a Lender immediately prior to the relevant increase, shall become a Party as a “Lender”, and:

(A)	each such Lender and each Obligor shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the relevant Lender would have assumed and/or acquired had the relevant Lender been an Original Lender; and

(B)	each such Lender and each other Finance Party shall assume obligations towards one another and acquire rights against one another as that Lender and those Finance Parties would have assumed and/or acquired had that Lender been an Original Lender;

(iii)	the Commitments of the other Lenders that are not providing part of Proposed Accordion Facility Amount shall continue in full force and effect;

(iv)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.5 in relation to an Accordion Lender as if references in that Clause to:

(A)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(B)	the “New Lender” were references to a “Potential Accordion Increase Lender”; and

(C)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(l)	The Agent shall notify the Company and the Lenders of any new Accordion Commitments (and therefore any increase in the Total Commitments) promptly after the establishment of the Accordion Commitments pursuant to paragraph (i) above.

(m)	Subject to paragraph (o) below, the Accordion Commitments of each Lender so established under this Clause 2.5 shall be made available under, and on identical terms to, the Facility.

(n)	The Company and the Agent agree to make such amendments to this Agreement as are necessary to reflect the increase in the Total Commitments.

(o)	The arrangement and underwriting fees (or other upfront fee as applicable) relating to the Accordion Facility will be set out in a separate Fee Letter entered into by the Company and the relevant Lenders or other banks or financial institutions.

3.	PURPOSE

3.1	Purpose

The Company shall apply all amounts borrowed by it under the Facility towards the general corporate purposes of the Group (including, for the avoidance of doubt, to fund the development and expansion of the Group’s assets, including by way of capital expenditure and acquisition and to refinance in full the facility made available pursuant to the EUR500,000,000 facility agreement dated 31 July 2013 between, among others, VTTI B.V. as borrower, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) as the agent and the financial institutions named therein as lenders.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Utilisation shall be made unless the Agent has received (or has waived receipt of) all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall promptly notify the Company and the Lenders upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Acceleration Event has occurred and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all respects or, in the case of a Repeating Representation that does not include a concept of materiality, in all material respects.

4.3	Conditions relating to the Optional Currency

Dollars will constitute the Optional Currency in relation to a Loan if they are readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan.

4.4	Maximum number of Utilisations

(a)	The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation 21 or more Utilisations would be outstanding or such greater number of Utilisations as the Agent (acting reasonably) and the Company may agree.

(b)	A Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) or paragraphs (d) to (h) of Clause 9.6 (Right of prepayment or cancellation in relation to a Defaulting Lender) shall not be taken into consideration for the purposes of this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Company as the borrower;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR5,000,000 or if less, the Available Facility;

(ii)	if the currency selected is the Optional Currency, a minimum of EUR5,000,000 (or its equivalent in another currency) or, if less, the Available Facility; and

(iii)	in any event such that at the relevant Utilisation Date:

(A)	its Base Currency Amount, when aggregated with the total Base Currency Amount of all Utilisations at such time, does not exceed the Facility Limit; and

(B)	the Base Currency Amount of all Utilisations drawn in the Optional Currency does not exceed 50 per cent. of the Facility Limit.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 30.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Limitations on Utilisations

The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed EUR50,000,000.

5.6	Cancellation of Commitment

(a)	The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

(b)	If the Company prepays all or part of a Utilisation for the purpose set out in Clause 22.4 (Financial covenant cure), then an amount of the Total Commitments equal to the Base Currency Amount of the part of the Utilisations so prepaid shall be immediately cancelled following such prepayment and such cancellation shall apply rateably across the Lenders’ Commitments.

6.	OPTIONAL CURRENCY

6.1	Selection of currency

The Company shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7.	ANCILLARY FACILITIES

7.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	money market advances;

(d)	local lending facilities; or

(e)	any other facility or accommodation required in connection with the business of the Group which is agreed by the Company with an Ancillary Lender,

provided that the aggregate face value amount of all Non-Credit Replacing Guarantees, whether issued as an Ancillary Facility or otherwise, shall not exceed EUR200,000,000 at any time.

7.2	Availability

(a)	Subject to Clause 5.5 (Limitations on Utilisations), if the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may, subject to the limitation in Clause 7.1 (Type of Facility), provide all or part of its Commitment as an Ancillary Facility.

(b)	An Ancillary Facility shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the Company or Affiliate of the Company which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only the Company or Affiliates of the Company nominated pursuant to Clause 7.10 (Affiliates of the Company) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 34.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 13.4 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii)	the Total Commitments have been cancelled in full or all outstanding Utilisations have become due and payable on the Termination Date or as a result of any action taken in accordance with Clause 24.14 (Acceleration);

(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender providing the Ancillary Facility to do so); or

(iv)	both:

(A)	the Available Commitments; and

(B)	the notice of the demand given by the Ancillary Lender, would not prevent the Company funding the repayment of those Ancillary Outstandings in full by way of Utilisation.

(d)	For the purposes of repaying Ancillary Outstandings under an Ancillary Facility mentioned in sub-paragraph (c)(iv) above, unless the Agent has declared the Total Commitments have been cancelled in full or all outstanding Utilisations under the Facility have become due and payable, a Utilisation of the Facility may be borrowed unless the conditions set out in Clause 4.2 (Further conditions precedent) relating to a Rollover Loan have not been met.

(e)	If a Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5	Limitation on Ancillary Outstandings

The Company shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6	Information

The Company shall (and shall procure each Borrower shall) and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.7	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part II of Schedule 1 (The Original Parties) and/or, the amount of any Commitment transferred to or assumed by that Lender under this Agreement (including for the avoidance of doubt under Clause 2.5 (Accordion Facility)), to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to sub-paragraph (b)(i) of Clause 7.2 (Availability).

(c)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.8	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

7.9	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 6). In such a case, Clause 37 (Amendments and Waivers) will apply.

7.10	Affiliates of the Company

(a)	Subject to the terms of this Agreement, an Affiliate of the Company may, with the approval of the relevant Lender, become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of the Company in any notice delivered by the Company to the Agent pursuant to sub-paragraph (b)(i) of Clause 7.2 (Availability).

(c)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of the Company which is not a party to that document, the Company shall ensure that the obligation is performed by its Affiliate.

(d)	Any reference in this Agreement or any other Finance Document to the Company being under no obligations (whether actual or contingent) as a borrower under such Finance Document shall be construed to include a reference to any Affiliate of the Company being under no obligations under any Finance Document or Ancillary Document.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Loans

(a)	The Company shall repay each Loan on the last day of its Interest Period.

(b)	Without prejudice to the Company’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to the Company:

(A)	on the same day that a maturing Loan is due to be repaid by the Company;

(B)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)	the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Company will only be required to make a payment under Clause 30.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Company will not be required to make a payment under Clause 30.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan.

8.2	Reduction of Facility

(a)	On the Reduction Date, the Total Commitments shall be reduced to the extent necessary to ensure that the Total Commitments do not exceed the Facility Limit.

(b)	The reduction of the Total Commitments under paragraph (a) above shall reduce rateably the Commitments of each Lender.

(c)	The Company shall ensure that sufficient Utilisations are repaid and/or Ancillary Commitments cancelled on the Reduction Date to the extent necessary so that the aggregate of the Base Currency Amounts of the outstanding Utilisations (after any such repayment) and the Ancillary Commitments (after any such cancellation) is equal to or less than the reduced amount of the Total Commitments.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	the Company shall repay or procure the repayment of that Lender’s participation in the Utilisations made to it on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Change of control

(a)	If Vitol Holding B.V. and any of its Affiliates and MISC Berhad and any of its Affiliates (taken together) cease to control the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	if the Majority Lenders so require, the Agent shall, by not less than 30 days’ notice to the Company, cancel the Total Commitments and declare all outstanding Utilisations and all Ancillary Outstandings, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(ii)	the holding (directly or indirectly) of more than one-half of the issued share capital of the Company carrying a right to vote at a general meeting of the Company.

9.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR10,000,000) of the Available Facility. Any cancellation under this Clause 9.3 shall reduce the Commitments of the Lenders rateably.

9.4	Voluntary Prepayment of Utilisations

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of EUR10,000,000).

9.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs);

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae); or

(iv)	any Lender notifies the Agent of its costs of funding under sub-paragraph (a)(ii) of Clause 12.2 (Market disruption),

the Company may, whilst (in the case of sub-paragraphs (i), (ii) and (iv) above) the circumstance giving rise to the requirement for that increase or indemnification continues or (in the case of sub-paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay or procure the repayment of that Lender’s participation in that Utilisation.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on three Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

9.6	Right of prepayment or cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender, provided that such cancellation shall not be deemed to be a waiver or release of any claim any member of the Group, the Agent or any Lender may have against such Defaulting Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

(d)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the “Separate Loans”).

(e)	The Company may prepay a Separate Loan on the last day of an Interest Period by giving 10 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (e) to the Defaulting Lender concerned as soon as practicable on receipt.

(f)	The Company may effect a prepayment in relation to which it gives notice under paragraph (e) above by way of set-off against any amount due and payable by the Defaulting Lender or any of its Affiliates to the Company provided that the Company indicates such intention in the relevant prepayment notice.

(g)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Company and will be payable by the Company to the Defaulting Lender on the last day of each Interest Period of that Separate Loan.

(h)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (d) to (g) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment provided that a notice of prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of certain proceeds, in which case such notice of prepayment may be revoked by or on behalf of the Company (by notice to the Lender prior to the specified prepayment date) if such condition is not satisfied, provided further that the Company shall pay to the Agent any Break Costs incurred as a result of such revocation.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Company shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase) and Clause 2.5 (Accordion Facility), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of a Utilisation is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably under the Facility.

9.8	Debt capital markets issuance

(a)

If the aggregate amount of any Issuance Proceeds received by the Group after the date of this Agreement exceeds USD200,000,000 (or its equivalent in euros calculated at the Agent’s Spot Rate of Exchange at the time of receipt of the Issuance Proceeds) (the amount of such excess over USD200,000,000 being the “Excess Amount”), the Total Commitments will after each receipt by the Group of any part of the Excess Amount be reduced by an amount equal to such part of the Excess Amount so received (and such reduction shall apply rateably across each Lender’s Commitment at that time).

(b)	If as a result of any reduction to the Total Commitments pursuant to this Clause 9.8, the aggregate amount (the “Utilised Amount”) of (i) the Base Currency Amounts of all Loans then outstanding and (ii) all Ancillary Commitments exceeds the Total Commitments (as so reduced), the Company shall procure that Loans are prepaid and/or Ancillary Commitments are cancelled to the extent necessary to ensure the Utilised Amount is not greater than the Total Commitments.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR or, in relation to any Loan in dollars, LIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

(a)	The Company shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the Compliance Certificate received by the Agent in respect of the most recent Annual Financial Statements shows that a higher Margin should have applied during the period covered by those Annual Financial Statements (or a lower Margin should have applied during a certain period), then the Company shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period (or if a lower Margin should have applied, the amount payable in respect of the current Interest Period will be adjusted accordingly).

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 11, the Company may select an Interest Period of three Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan). In addition the Company may select an Interest Period of less than three Months, if necessary to ensure that (when aggregated with the Available Facility) there are sufficient Loans (with an aggregate Base Currency Amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on the Reduction Date for the scheduled reduction to occur.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

11.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Loan, the Agent may, after consultation with the Company, shorten the Interest Period for any Loan to ensure that (when aggregated with the Available Facility) there are sufficient Loans (with an aggregate Base Currency Amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on the Reduction Date for the scheduled reduction to occur.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Company and the Lenders.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event not less than ten Business Days before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 51 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

12.4	Break Costs

(a)	The Company shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. per annum of the applicable Margin on that Lender’s Available Commitment for the Availability Period from the date of this Agreement.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent and shall cease to accrue (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.2	Participation fee

The Company shall pay to the Arrangers a participation fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Company based upon normal market rates and terms.

13.5	Utilisation Fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a utilisation fee computed at the rate of:

(i)	0.15 per cent per annum of the Applicable Amount for each day on which the Applicable Amount exceeds an amount equal to 33 1/3 per cent. (but is less than or equal to 66 2/3 per cent.) of the Total Commitments; and

(ii)	0.30 per cent per annum of the Applicable Amount for each day on which the Applicable Amount exceeds an amount equal to 66 2/3 per cent. of the Total Commitments.

(b)	In this Clause 13.5, the “Applicable Amount” means the aggregate Base Currency Amounts of all Loans outstanding on the relevant date.

(c)	The utilisation fee is payable for the account of each Lender in an amount equal to the proportion borne by such Lender’s participation in the Applicable Amount to the Applicable Amount as a whole.

(d)	The accrued utilisation fee is payable quarterly in arrear and is also payable to the Agent for the account of any Lender on the date that such Lender’s Commitment is cancelled in full and/or its share in the Loans prepaid or repaid in full.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or refund or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made by the person making the determination (acting reasonably).

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under a Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction from a payment under a Finance Document (or that there is any change in the rate or the basis of any such Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor from a payment under a Finance Document, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction from a payment under a Finance Document, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting in good faith) has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed (directly or indirectly) on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office or other permanent establishment to which amounts received or receivable are attributable is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines (acting in good faith) that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines (acting in good faith) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of the execution of any Finance Document other than in relation to an assignment or transfer by a Finance Party or to the extent such stamp duty, registration, excise or other similar Tax is attributable to the wilful default or negligence by any secured Finance Party.

14.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 14.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the U.S. Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%,

(iii)	until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within five Business Days of written demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (if not having the force of law, being a type with which a person to whom it is directed is expected and accustomed to comply), (ii) compliance with any law or regulation made after the date of this Agreement, (iii) the implementation or application of, or compliance with, Basel III, CRD IV or CRR or any law or regulation that implements or applies Basel III, CRD IV or (if applicable) CRR or (iv) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(iii)	“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iv)	“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, amending Regulation (EU) No 648/2012.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs (for the avoidance of doubt, such certificate shall set out the calculation of the amount of the Increased Costs but need not include (i) any information or details that the Finance Party is not legally allowed to disclose or (ii) any information or details to the extent that such information or detail is confidential or price sensitive in relation to listed shares or other listed instruments issued by that Lender or any of its Affiliates).

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company to the extent not revoked in accordance with this Agreement.

16.3	Indemnity to the Agent

The Company shall within five Business Days of written demand indemnify the Agent against any reasonable cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default other than to the extent that such event is subsequently determined not to be an Event of Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities), Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) or sub-paragraph (a)(ii) of Clause 12.2 (Market disruption) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall within five Business Days of written demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be materially prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall within five Business Days of written demand pay the Agent and the Arranger the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests any fundamental amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Company shall, within five Business Days of written demand, pay to each Finance Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Finance Party in connection with the enforcement of, or after an Event of Default which is continuing, the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Agent as a consequence of enforcing these rights.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally (but subject to any limitations set out in Clause 19.11 (Guarantee Limitations – Belgium) to Clause 19.15 (Guarantee Limitation - Malaysia) or in any Accession Deed by which such Guarantor becomes a party hereto), jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension or restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of, or any increase in, any facility or the addition of any new facility under any Finance Document or other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.7	Guarantor intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment Mechanics).

19.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of this Agreement then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee limitations - Belgian

(a)	The obligations of Antwerp Terminal & Processing Company NV (“ATPC”) under this Clause 19 (Guarantee and Indemnity) shall:

(i)	not include any liability which would constitute unlawful financial assistance (as determined in article 329/430/629 (as applicable) of the Belgian Company Code); and

(ii)	be limited to a maximum amount equal to the greater of:

(A)	80% of ATPC’s net assets (as defined in article 320/429/617 (as applicable) of the Belgian Company Code), and

(B)	the aggregate of the amounts, either directly or through one or more other Obligors, made available to ATPC and its Subsidiaries (if any) pursuant to the Facility (increased by all interests, commissions, costs, fees, expenses and other sums accruing or payable in connection with such amount) and which remain unpaid at the time the Guarantee is enforced.

(b)	The aggregate amount payable by any Belgian Additional Guarantors under this Clause 19 (Guarantee and Indemnity) shall be limited, if applicable, as may be agreed between the Agent, the Company and that Belgian Additional Guarantor and set out in the Accession Deed in respect of that Belgian Additional Guarantor.

(c)	Any reference in this Clause 19 (Guarantee and Indemnity), or in any guarantee limitation clause set out in an Accession Deed in respect of a Belgian Additional Guarantor, to the net assets of a Belgian Guarantor shall be deemed a reference to the higher of these net assets as of:

(i)	31 December 2013 (or, in the case of a Belgian Additional Guarantor and unless stated otherwise in the applicable Accession Deed, 31 December of the year immediately preceding the date of its accession as a Guarantor); and

(ii)	the date of its most recent audited annual financial statements available on the date on which the relevant demand under its guarantee is made.

19.12	Guarantee limitations - Dutch

Notwithstanding any other provision of this Clause 19, the guarantee, indemnity and other obligations of any Obligor incorporated in the Netherlands (“Dutch Obligor”) expressed to be assumed in this Clause 19 shall be deemed not to be assumed by such Dutch Obligor to the extent that the same would constitute unlawful financial assistance with the meaning of Article 2:98c Dutch Civil code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Finance Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Dutch Obligors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

19.13	Guarantee limitations - UAE

To the extent that a court should hold that Article 1092 of Federal Law No. 5 of 1985 (as amended) of the United Arab Emirates may be applicable to the obligations of a Guarantor under this Clause 19, each Guarantor expressly agrees that the provisions of that Article shall not apply to the obligations of the Guarantor under this Clause 19 and that a Finance Party shall not be obliged to make any demand within the six month time period mentioned in that Article.

19.14	Guarantee limitations - US

(a)	Notwithstanding any term or provision of this Clause 19, or any other term in this Agreement or any Finance Document, no Guarantor shall be liable for any Excluded Swap Obligation.

(b)

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honour all of its obligations under the Finance Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this

Clause 19, or otherwise under the Finance Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until the discharge or release of the guarantee pursuant to the terms of the Finance Documents. Each Qualified ECP Guarantor intends that this paragraph constitutes, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Finance Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c)	Any term or provision of this Clause 19 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement or any other Finance Document shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Agreement subject to avoidance under applicable United States federal or state fraudulent transfer, fraudulent conveyance or similar laws.

19.15	Guarantee Limitation - Malaysia

The guarantee, indemnity and other obligations of any Malaysian Obligor expressed to be assumed by it under this Clause 19 shall not apply if and to the extent the same would constitute unlawful financial assistance within the meaning of Section 67 of the Companies Act 1965 of Malaysia.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

(a)	The Company makes all the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

(b)	Each Obligor (other than the Company) makes the representations and warranties set out in Clauses 20.1 (Status) to 20.8 (No filing or stamp taxes), 20.10 (Financial statements) and 20.11 (Pari passu ranking) to each Finance Party on the date of this Agreement.

20.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries which is a Material Company has the power to own its assets and carry on its business as it is being conducted.

(c)	It is not a FATCA FFI or a U.S. Tax Obligor.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	in any material respect, any law or regulation applicable to it;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries to the extent or in a manner which would be reasonably likely to have a Material Adverse Effect.

20.4	Power and authority

Subject to the Legal Reservations, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Finance Documents and its jurisdiction of incorporation, have been obtained or effected and are in full force and effect or, in each case, will be by the time required.

20.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of each of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdiction; and

(b)	any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdiction.

20.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.

20.8	No filing or stamp taxes

Subject to the Legal Reservations, under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except the following:

(a)	ad valorem stamp duty of RM500 payable to the Inland Revenue Board, Malaysia on this Agreement and the applicable stamp duties on copies thereof which is payable by or on behalf of a member of the Group as soon as reasonably practicable after the date of this Agreement, and in any event within thirty days after the date of this Agreement, subject to Malaysian tax law; and

(b)	monies payable in respect of any powers of attorney to be exercised in West Malaysia, which include a nominal stamp duty amount of RM10 on each power of attorney, and the applicable fees for registration of the same with the High Court of Malaya.

20.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

20.10	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	Its Original Financial Statements, to the extent that they are required by law to be audited, provide:

(i)	a true and fair view, in the case of audited financial statements; and

(ii)	fairly represent, in the case of unaudited financial statements,

of its consolidated financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in its business or consolidated financial condition since the date on which its Original Financial Statements are stated to have been prepared.

20.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, would reasonably be expected to have a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance to cover in respect thereof) has (to the best of its knowledge and belief) been started or threatened against any member of the Group).

20.13	ERISA

No Obligor, nor any ERISA Affiliate of such Obligor, has established, maintains, contributes or has liability with respect to any employee benefit plan that is covered by Title IV of ERISA.

20.14	Federal Reserve Regulations

(a)	No Obligor is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

20.15	Investment Companies

No Obligor, person controlling an Obligor or other member of the Group is or is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940.

20.16	No financial assistance

The proceeds of the Facility have not been used to finance or refinance the acquisition of or subscription for shares in any Guarantor incorporated in:

(a)	Belgium (save for share buy-backs carried out in accordance with Belgian company law); and/or

(b)	Malaysia.

20.17	No listed securities

No Guarantor incorporated in Belgium has issued listed securities, nor is a Subsidiary of a Belgian company that has issued listed securities.

20.18	Tax Status

No notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by any Material Company.

20.19	Sanctions

(a)	No Obligor nor any of its Subsidiaries, directors or officers, or, to the best knowledge of that Obligor, any Affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any jurisdiction of incorporation of a member of the Group or any jurisdiction in which a member of the Group conducts its business and each Obligor has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.

(b)	No Obligor nor any of its Subsidiaries, their respective directors and officers, or any Affiliate, agent or employee of any Obligor or any of its Subsidiaries is a person that is, or is owned or controlled by persons that are Restricted Persons.

20.20	Repetition

(a)	The Repeating Representations are deemed to be made by the Company, as applicable (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

(b)	All the representations and warranties in this Clause 20 made by a Guarantor on the date of this Agreement are deemed to be made by each Additional Guarantor in respect of itself on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year;

(b)	as soon as the same become available, but in any event within 180 days after the end of each other Obligor’s financial year (or, in the case of the Financial Year ending 31 December 2013 only, within 120 days after the date of this Agreement), that Obligor’s financial statements for that Financial Year (audited to the extent that they are available or are by law required to be audited and including, for the avoidance of doubt, each such Obligor’s financial statements for the Financial Year ending 31 December 2013);

(c)	as soon as the same become available, but in any event within 120 days after the end of each Obligor’s financial half year ending on 30 June in each year, the financial statements for that financial half year for that Obligor (consolidated, in the case of the Company); and

(d)	as soon as the same become available, but in any event within 90 days after the end of each Financial Quarter, its consolidated financial statements for that Financial Quarter.

21.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of the Company’s consolidated financial statements delivered pursuant to paragraphs (a) or (d) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants), the Margin computations set out in the definition “Margin” as at the date at which those financial statements were drawn up and confirming compliance with the requirements and percentages set out in Clause 23.11 (Guarantors).

(b)	Each Compliance Certificate shall be signed by an authorised signatory of the Company.

21.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the Company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

(b)

(i)	The Company shall procure that each set of financial statements of the Company delivered pursuant to Clause 21.1 (Financial statements) is prepared using IFRS and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Company unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS or the accounting practices or reference periods, and it delivers to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with, to determine the Margin as set out in the definition of “Margin” and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(ii)	If the Company notifies the Agent of a change in accordance with sub-paragraph (i) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents despatched by the Company to its shareholders (or any class of them) or to its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and are reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

21.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Obligor is aware that a notification has already been provided by another Obligor).

(b)	If the Agent has reasonable grounds for believing that a Default has occurred and those grounds are specified in reasonable detail, promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information to the Lenders by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”).

(b)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under sub-paragraph (c)(i) or sub-paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

21.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders (other than holders of publicly issued units in VTTI Energy Partners LP) of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Clause 22:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (on terms which give recourse to a member of the Group (and only to the extent of such recourse));

(f)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any such instruments which are given in respect of trade credit arising in the ordinary course of day-to-day business);

(g)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Cash” means, at any time, cash at hand and at bank of any member of the Group (excluding any Non-Recourse Entity and any cash which is attributable to any project that is financed by Non-Recourse Transactions) provided that there is no Security over that cash.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders (acting reasonably),

in each case, denominated in EUR, dollars or sterling and to which any member of the Group (as appropriate) is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than as permitted under the Finance Documents) excluding any Cash Equivalent Investments of any Non-Recourse Entity and any Cash Equivalent Investments which are attributable to any project that is financed by Non-Recourse Transactions.

“Consolidated EBIT” means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any Exceptional Items;

(c)	after deducting the amount of any profit of any member of the Group (other than a Guarantor) which is attributable to minority interests; and

(d)	after deducting the amount of any profit of any Non-Recourse Entity and any member of the Group which is attributable to any project that is financed by Non-Recourse Transactions,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation. For the avoidance of doubt, notwithstanding paragraph (d) above, in computing Consolidated EBIT, any cash distribution received by a member of the Group for its own account in respect of a Non-Recourse Transaction shall be taken into account.

“Consolidated EBITDA” means Consolidated EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets but (for the avoidance of doubt) except for any amount attributable to the amortisation of intangible assets of Non-Recourse Entities or which is attributable to any project that is financed by Non-Recourse Transactions or the depreciation of tangible assets of Non-Recourse Entities which is attributable to any project that is financed by Non-Recourse Transactions.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	excluding any such obligations owed in respect of Non-Recourse Transactions;

(c)	excluding any arrangement or participation fee payable in respect of the Facility;

(d)	including the interest element of leasing and hire purchase payments;

(e)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any hedging agreements entered into for the purpose of hedging interest rate and/or currency liabilities;

(f)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any hedging agreements; and

(g)	deducting any accrued interest owing to any member of the Group on any deposit or bank account.

“Consolidated Total Debt” means (subject to Clause 22.4 (Financial covenant cure)) at any time the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any indebtedness incurred by any Non-Recourse Entity and any member of the Group which is attributable to any project that is financed by any Non-Recourse Transactions;

(b)	excluding any Subordinated Debt;

(c)	excluding any such instruments which constitute Non-Credit Replacing Guarantees issued in the ordinary course of day-to-day business;

(d)	excluding any such obligations to any other member of the Group; and

(e)	including, in the case of finance leases, only the capitalised value thereof,

and so that no amount shall be included or excluded more than once.

“Consolidated Total Net Debt” means at any time Consolidated Total Debt after deducting the aggregate amount of Cash and Cash Equivalent Investments held by the Group (excluding Cash and Cash Equivalent Investments of any Non-Recourse Entity and Cash and Cash Equivalent Investments which are attributable to any project that is financed by Non-Recourse Transactions) at such time and so that no amount shall be included or excluded more than once.

“Debt Cover” means, in relation to any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.

“Interest Cover” means, in relation to any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.

“Relevant Period” means each period of twelve months ending on the last Business Day of the Company’s financial year and each period of twelve months ending on a Quarter Date.

22.2	Financial condition

The Company shall ensure that:

(a)	Debt Cover

Debt Cover in respect of each Relevant Period shall not exceed 3.50:1.

(b)	Interest Cover

Interest Cover in respect of each Relevant Period shall not be less than 4.00:1.

22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate).

22.4	Financial covenant cure

(a)	If, as at the date on which it is required to deliver a Compliance Certificate pursuant to Clause 21.2 (Compliance Certificate), the Company is in breach of its obligations under Clause 22.2 (Financial condition), it may elect to prepay Utilisations in order to remedy any such breach where such prepayment is funded in accordance with paragraph (c) below provided that: (i) the Company shall confirm on the date on which the relevant Compliance Certificate is required to be delivered that it intends to remedy such breach in accordance with this Clause 22.4; and (ii) any such prepayment shall be made within 30 Business Days of the date on which the relevant Compliance Certificate was required to be delivered.

(b)	Immediately after a prepayment pursuant to paragraph (a) above, the financial covenants set out in Clause 22.2 (Financial condition) shall be retested as at the relevant date on which the Company was required to deliver the Compliance Certificate but on a pro forma basis as though:

(i)	for the purpose of calculating Debt Cover, the amount applied in prepayment had reduced Consolidated Total Net Debt or Consolidated Total Debt (as applicable) on the last day of the Relevant Period with Debt Cover being recalculated accordingly; and

(ii)	for the purpose of calculating Interest Cover, the amount applied in prepayment had reduced Borrowings (on a weighted average basis) on the first day of the Relevant Period with Interest Cover being recalculated accordingly, and the results of the retest shall apply for determining whether there has been a breach of Clause 22.2 (Financial condition) as at such date.

(c)	Any prepayment pursuant to paragraph (a) above may be funded from the proceeds of: (i) additional equity issued by the Company to its shareholders; or (ii) subordinated loans advanced to the Company by such shareholders which are subordinated to the Facility on terms satisfactory to the Agent (acting reasonably).

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Subject to the Legal Reservations, each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdiction of any Finance Document to which it is a party.

23.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

23.3	Negative pledge

In this Clause 23.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Company shall not (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	The Company shall not (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its credit arrangements for the purpose of netting debit and credit balances including any netting or set-off or cash cover arrangements in respect of any obligation in relation to bank guarantees provided that a member of the Group shall not be permitted to provide cash cover (howsoever described) in respect of any Non-Credit Replacing Guarantees which in aggregate for the Group exceeds EUR50,000,000 at any time;

(ii)	any payment or close out netting or set-off arrangement pursuant to any hedging transactions entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of day-to-day business; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of day-to-day business and for non-speculative purposes only.

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien or Quasi-Security arising by operation of law or in the ordinary course of day-to-day business;

(iv)	the pledging of collateral for margin accounts in connection with any derivative or futures transaction;

(v)	any Quasi-Security over or affecting any asset in connection with any sale and repurchase transactions entered into by any member of the Group in the ordinary course of trade;

(vi)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(vii)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(viii)	any Security or Quasi-Security entered into pursuant to any Finance Document.

(ix)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(x)	any Security or Quasi-Security securing indebtedness arising under any Non-Recourse Transaction provided that no member of the Group will be permitted to create or permit to subsist any Security or Quasi-Security over any shares in ATT Tanjung Bin Sdn. Bhd which includes all existing shares in the share capital of ATT Tanjung Bin Sdn. Bhd. and all shares subsequently created by ATT Tanjung Bin Sdn. Bhd.;

(xi)	any Security granted by a member of the Group over shares owned by it in any joint venture to secure the obligations of that member of the Group to the other joint venture partners of that joint venture where such Security is required to be granted by the terms of the relevant joint venture agreement;

(xii)	any Security or Quasi Security arising pursuant to court proceedings and assessments by authorities (including Tax and environmental authorities) being contested in good faith with appropriate reserves having been established and Security arising from judgments or orders in circumstances where the proceedings, assessment, judgment or order does not have a Material Adverse Effect;

(xiii)	any easements, rights of way, restrictions, encroachment and other defects in title in respect of any real property owned by a member of the Group;

(xiv)	in relation to any member of the Group, any Security or Quasi Security arising in relation to any authorisations required to carry on its business;

(xv)	any Security or Quasi Security securing performance of tenders, statutory obligations, surety bonds, bids, leases or governmental contracts required to be provided in the ordinary course of trade;

(xvi)	any Security or Quasi Security in favour of customs and excise authorities to secure payment of customs duties owed by any member of the Group in connection with the importation of goods;

(xvii)	any Security or Quasi-Security entered into with the prior written consent of the Majority Lenders;

(xviii)	any Security or Quasi Security created pursuant to the general banking terms and conditions (algemene bankvoorwaarden) used by any bank or financial institution in respect of its branch offices in The Netherlands and based on the general conditions agreed between The Netherlands Bankers Association (Nederlandse Vereniging van Banken) and the Consumers Association (Consumentenbond); or

(xix)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under sub-paragraphs (i) to (xviii) above) does not exceed EUR20,000,000 (or its equivalent in another currency or currencies).

23.4	Disposals

(a)	The Company shall not (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of day-to-day business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	to an Obligor or by a member of the Group which is not an Obligor to another member of the Group;

(iv)	for cash or Cash Equivalent Investments on arm’s length terms of any surplus, redundant or obsolete assets not required for the efficient operation of the business of the Group by any member of the Group;

(v)	of cash or Cash Equivalent Investments where that disposal is not otherwise prohibited by the Finance Documents;

(vi)	with the prior written consent of the Majority Lenders;

(vii)	of assets which are seized, expropriated or acquired by compulsory purchase by or by the order of any central or local government authority;

(viii)	of fixed or long term assets (other than shares or businesses) on arm’s length terms where the proceeds of the disposal (or an equivalent amount) are used within 12 Months after that disposal (or committed or designated by the board of directors to be used within 12 Months after that disposal and are so used within 18 Months of that disposal) to purchase replacement fixed or long term assets of a similar type or nature;

(ix)	of assets constituted by a licence of intellectual property rights in the ordinary course of trading;

(x)	as part of a merger or any joint venture not prohibited by the terms of this Agreement;

(xi)	as a result of any reorganisation or the dissolution or liquidation (or similar occurrence) of any member of the Group that is not an Obligor or the solvent dissolution or liquidation (or similar occurrence) of an Obligor provided that in each case any payments or assets distributed as a result of such dissolution or liquidation (or similar occurrence) are distributed to an Obligor or as otherwise permitted pursuant to Clause 23.5 (Merger);

(xii)	of receivables pursuant to a receivables financing not prohibited by the terms of this Agreement;

(xiii)	arising as a result of the close out or termination of any hedging transaction;

(xiv)	any lease or sublease granted to any third party on arm’s length terms provided that the granting or performance of such lease or sublease does not adversely affect in any material respect the business of the Group taken as a whole;

(xv)	arising as a result of any Security permitted by the Finance Documents;

(xvi)	of assets forming part of a Non-Recourse Transaction (including, for the avoidance of doubt, the assets, utilities, operations and business of ATT Tanjung Bin Phase 2);

(xvii)	expressly described in the Tax Structure Report;

(xviii)	any disposal not falling within sub-paragraphs (i) to (xvii) inclusive where the consideration receivable (when aggregated with the consideration receivable for any other disposal not falling within sub-paragraphs (i) to (xvii) inclusive) does not exceed EUR100,000,000 in any Financial Year and the net proceeds of any such disposals are, or are committed to be or are designated by the board of managing directors of the Company or relevant disposing entity (and promptly notified as such to the Agent) to be within 365 days of the date when such proceeds are received, applied either (A) in reinvestment in the business of the Group provided that in the case of any commitment or designation, such net proceeds are then so applied within 18 Months of receipt; or (B) to cancel the Facility (in whole or in part) and to prepay the Facility (if necessary) by such amount as required to reduce the Base Currency Amount of outstanding Utilisations to the amount of the Total Commitments after giving effect to such cancellation; or

(xix)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group, other than any permitted under sub-paragraphs (i) to (xviii) above) does not exceed EUR50,000,000 (or its equivalent in another currency or currencies) in any Financial Year.

23.5	Merger

The Company shall not (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction other than: (i) with another member of the Group not being an Obligor; (ii) with an Obligor but only if the relevant Obligor is the surviving entity; (iii) in the case of any amalgamation, merger or corporate reconstruction, as expressly described in the Tax Structure Report; (iv) in the case of any demerger, to the extent permitted by Clause 23.4 (Disposals), or (v) to the extent carried out with the prior written consent of the Majority Lenders.

23.6	Change of business

The Company shall ensure that no substantial change is made to the general nature of the business of the Group as a whole from that carried on at the date of this Agreement.

23.7	Financial Indebtedness

(a)	The Company shall ensure that no member of the Group shall incur, create or permit to subsist or have outstanding any Financial Indebtedness.

(b)	The Company shall ensure that no member of the Group shall:

(i)	incur, create or permit to subsist or have outstanding any guarantee or indemnity in respect of any indebtedness for monies borrowed by any Non-Recourse Entity; or

(ii)	give any legally binding commitments in relation to a Non-Recourse Entity to make funding arrangements for the purpose of meeting such Non-Recourse Entity’s liabilities during the operational phase of a Non-Recourse Transaction.

(c)	Paragraph (a) above does not apply to any:

(i)	Financial Indebtedness arising under or permitted by the Finance Documents;

(ii)	Financial Indebtedness incurred by a Non-Recourse Entity arising under any Non-Recourse Transactions;

(iii)	Financial Indebtedness arising under the $9,600,000 loan made between the Fujairah Petroleum Company LLC as lender and VTTI Fujairah Terminals Ltd (VTTI FTL) FZC (previously Fujairah Refinery Company Limited);

(iv)	Financial Indebtedness existing between members of the Group provided that Financial Indebtedness owed by members of the Group (other than Non-Recourse Entities) to Non-Recourse Entities shall, to the extent that it exceeds EUR10,000,000 (or its equivalent), be subordinated to the Loans on terms satisfactory to the Agent (acting reasonably) but, notwithstanding the foregoing, on the basis that payments (of principal, interest or otherwise) with respect to such Financial Indebtedness shall be permitted prior to the occurrence of an Acceleration Event;

(v)	Financial Indebtedness of any person acquired by a member of the Group after the date of the Agreement which is incurred under arrangements in existence at the date of the acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six Months following the date of acquisition;

(vi)	Subordinated Debt;

(vii)

Financial Indebtedness arising under or in connection with a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade but not a foreign exchange transaction for investment or speculative purposes or otherwise arising under or incurred in connection with other hedging transactions not prohibited by the Finance Documents;

(viii)	Financial Indebtedness arising under or in respect of a Permitted Guarantee;

(ix)	Financial Indebtedness arising under a finance or capital leases of vehicles, plant, equipment or computers, and any refinancing of the same, in each case provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed EUR5,000,000 (or its equivalent in other currencies) at any time;

(x)	Financial Indebtedness arising in respect of deferred consideration for any acquisition not prohibited by the terms of this Agreement;

(xi)	Financial Indebtedness arising under any local banking facilities provided that the aggregate amount outstanding under all such facilities does not exceed EUR5,000,000 at any time;

(xii)	Financial Indebtedness arising in connection with any cash pooling arrangement not prohibited by the terms of this Agreement;

(xiii)	Financial Indebtedness arising in respect of performance bonds, bid bonds, completion guarantees and similar obligations incurred by any member of the Group in the ordinary course of its trade;

(xiv)	Financial Indebtedness arising under any indemnity, adjustment of purchase price or similar obligation granted or incurred in connection with a disposal permitted by this Agreement or an acquisition not prohibited by the terms of this Agreement;

(xv)	Financial Indebtedness incurred by a member of the Group arising under any issuance of bonds, notes, debentures or similar instruments on a debt capital market provided that (a) the aggregate amount of proceeds net of all costs and taxes incurred in relation thereto (“Issuance Proceeds”) of all such issuances do not exceed USD400,000,000 (or its equivalent, calculated at the time of receipt, in another currency or other currencies) from the date of this Agreement and (b) the relevant bonds, notes, debentures or other similar instruments have a maturity date no earlier than the Termination Date;

(xvi)	Financial Indebtedness arising under any Non-Credit Replacing Guarantee provided that the aggregate face value of all Non-Credit Replacing Guarantees does not exceed EUR200,000,000 at any time; or

(xvii)	unsecured Financial Indebtedness not falling within sub-paragraphs (b)(i) to (xvi) above if the aggregate amount does not exceed EUR20,000,000 (or its equivalent in another currency or currencies) at any time.

23.8	Dutch Financial Supervision Act

Each Dutch Obligor shall comply with the Dutch FSA.

23.9	Lease contracts and subordination agreement

(a)	With effect from the date of first Utilisation, the Company shall not (and the Company shall ensure that no other member of the Group will) agree to terminate, amend, vary, novate, supplement, replace or supersede the Lease Contracts in a manner which would be reasonably likely to have a Material Adverse Effect.

(b)	The Company shall not (and the Company shall ensure that no other member of the Group will) agree to terminate, amend, vary, novate, supplement, replace or supersede the ATT Tanjung Bin Subordination Agreement without the prior consent of the Agent (acting reasonably), provided that the parties thereto may terminate the ATT Tanjung Bin Subordination Agreement upon the repayment and cancellation in full of the ATT Tanjung Bin Phase 2 Loan.

23.10	Acquisitions

(a)	Except as permitted under paragraph (b) below, the Company shall not (and shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

23.11	Guarantors

The Company shall ensure that at all times:

(a)	the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 22 (Financial Covenants)) of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group);

(b)	the aggregate total assets of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group); and

(c)	the aggregate revenues of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group),

in each case represents not less than 80 per cent of Consolidated EBITDA (as defined in Clause 22 (Financial Covenants) of the Group), not less than 80 per cent of aggregate consolidated total assets of the Group and not less than 80 per cent of aggregate consolidated total revenues of the Group (respectively). For the purposes of this Clause 23.11, Non-Recourse Transactions and/or Non-Recourse Entities and their respective Subsidiaries shall be ignored for the purpose of calculating any of the foregoing in respect of the Guarantors or the Group.

23.12	Application of FATCA

The Company shall procure that no Obligor shall become a FATCA FFI or a U.S. Tax Obligor.

23.13	Sanctions

(a)	The Company shall not (and shall ensure that no member of the Group will) permit or authorise any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility, any Ancillary Facility or other transaction(s) arising from this Agreement to fund any trade, business or other activities (“Restricted Transactions”):

(i)	involving or for the benefit of any Restricted Person; or

(ii)	in any other manner that would reasonably be expected to result in any Obligor, any member of the Group or any Lender or any other person being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Person, except to the extent such Restricted Transactions may be authorised by the applicable Sanctions Body.

(b)	No Obligor shall fund all or part of any repayment under the Facility or any Ancillary Facility out of proceeds directly derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

23.14	Compliance with U.S. Regulations

No Obligor shall (and the Company shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the U.S. Investment Company Act of 1940.

23.15	Compliance with ERISA

No Obligor will establish, become party to or incur any liability under any employee benefit plan of the type referred to in Clause 20.13 (ERISA).

23.16	Distributions

(a)	The Company shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve; or

(iii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

if:

(A)	any Default is continuing; or

(B)	any transaction referred to in sub-paragraphs (i) to (iii) above would result in a Default or would be reasonably expected to result in a Default within 12 Months of the date of such transaction.

(b)	Subject to paragraph (c) below, the Company shall not (and will ensure that no other member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) of any Subordinated Debt;

(ii)	pay any interest or any other amounts payable in connection with any Subordinated Debt; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Subordinated Debt,

if:

(A)	any Default is continuing; or

(B)	any transaction referred to in sub-paragraphs (i) to (iii) above would result in a Default or would be reasonably expected to result in a Default within 12 Months of the date of such transaction,

provided that this paragraph (b) shall not apply to any transaction referred to in sub-paragraphs (i) to (iii) above which is entered into by ATT Tanjung Bin Sdn. Bhd. in respect of any Subordinated Debt arising under the ATT Tanjung Bin Phase 2 Loan.

(c)	ATT Tanjung Bin Sdn. Bhd. shall not (and the Company will ensure that no other member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) of any Subordinated Debt arising under the ATT Tanjung Bin Phase 2 Loan;

(ii)	pay any interest or any other amounts payable in connection with any Subordinated Debt arising under the ATT Tanjung Bin Phase 2 Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Subordinated Debt arising under the ATT Tanjung Bin Phase 2 Loan,

unless:

(A)	no Default referred to in Clauses 24.6 (Insolvency), 24.7 (Insolvency Proceedings) and/or 24.8 (Creditors’ process) is continuing in respect of ATT Tanjung Bin Sdn. Bhd. at the time of any transaction referred to in sub-paragraphs (i) to (iii) above or would result from the entry into any such transaction; and

(B)	such transaction is funded solely from:

(1)	net revenues generated from ATT Tanjung Bin Phase 2 (including the proceeds of any disposal of assets constituting all or any part of ATT Tanjung Bin Phase 2 which is permitted by sub-paragraph (b)(xvi) of Clause 23.4 (Disposals)); and/or

(2)	the proceeds of additional equity issued by the Company to its shareholders.

23.17	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	a loan made by a member of the Group to another member of the Group, subject to compliance with the requirements set out in sub-paragraph (iv) of Clause 23.7 (Financial Indebtedness);

(iii)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed EUR1,000,000 (or its equivalent) at any time; and

(iv)	any Permitted Guarantee.

23.18	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, the Company shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is a Permitted Guarantee.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save as for Clause 24.14 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

24.2	Financial covenants and indebtedness

Subject to Clause 22.4 (Financial covenant cure), any requirement of Clause 22 (Financial Covenants) is not satisfied.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 22 (Financial Covenants) and Clause 23.12 (Application of FATCA)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

24.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any respect (or in the case of a representation which does not incorporate a concept of materiality, in any material respect) when made or deemed to be made (save that this Clause 24.4 shall not apply to paragraph (c) of Clause 20.1 (Status)).

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the relevant representation or statement being so incorrect or misleading are capable of remedy and are remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

24.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.5:

(i)	if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR10,000,000 (or its equivalent in any other currency or currencies); or

(ii)	in respect of any Financial Indebtedness falling within paragraphs (a) to (d) above incurred solely in respect of Non-Recourse Transactions.

24.6	Insolvency

(a)	A Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (other than in respect of indebtedness relating solely to a Non-Recourse Transaction).

(b)	A moratorium is declared in respect of any indebtedness of any Material Company.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any Material Company other than the Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company which is not the Company), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(d)	enforcement of any Security over any assets (other than any assets which are part of a Non-Recourse Transaction) of any Material Company having a value of at least EUR10,000,000,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 24.7 shall not apply to any winding-up petition (or analogous procedure in any jurisdiction) which is frivolous or vexatious and is discharged, stayed or dismissed within thirty days of commencement.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets (other than any assets which are part of a Non-Recourse Transaction) of a member of the Group having an aggregate value of at least EUR10,000,000 and is not discharged within thirty days.

24.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

24.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

24.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.12	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

24.13	Tax Status

A notice under Article 36 of the Tax Collection Act (Invorderingswet 1990) has been given by any Material Company.

24.14	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments and/or Ancillary Commitments, at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise any or all of its rights, remedies and powers under any of the Finance Documents.

(b)	If:

(i)	a Borrower does not pay on the due date any amount payable under an Ancillary Facility; or

(ii)	an Ancillary Lender makes a demand for sums due under an Ancillary Facility; or

(iii)	any such sum is declared to be or otherwise becomes due and payable (other than pursuant to this Clause 24.14 under any Ancillary Facility);

(iv)	a Borrower does not comply with any provision of an Ancillary Document (other than those referred to in sub-paragraph (b)(i) above) or is otherwise in default under an Ancillary Document (except as referred to in sub-paragraph (b)(i) above);

(v)	any representation or statement made or deemed to be made by a Borrower in an Ancillary Document proves to have been incorrect or misleading when made or deemed to be made;

(vi)	any commitment for an Ancillary Facility is cancelled or suspended; or

(vii)	it is or becomes unlawful for a Borrower to perform any of its material obligations under an Ancillary Facility,

that non-payment, declaration, demand, due and payable sum, failure to comply, default, misrepresentation, cancellation, suspension or unlawfulness shall not give rise to an Event of Default for the purposes of Clause 24.1 (Non-payment) to Clause 24.5 (Cross default) and Clause 24.10 (Unlawfulness), if:

(A)	(in the case of Clause 24.1 (Non-payment) or Clause 24.5 (Cross default)) that non-payment is remedied or declaration, demand or due and payable sum is satisfied in full within 5 Business Days of the date of that non-payment, declaration or demand or (in the case of Clause 24.10 (Unlawfulness)) that Ancillary Facility is repaid and cancelled in full within 5 Business Days of the date of such unlawfulness;

(B)	(in the case of Clause 24.3) Other obligations) or Clause 24.4 (Misrepresentation)) either:

(1)	that failure to comply or the underlying circumstances giving rise to the misrepresentation are remedied or rectified within 5 Business Days of the expiry of the relevant 20 Business Day grace period otherwise applicable under Clause 24.3) Other obligations) or Clause 24.4 (Misrepresentation); or

(2)	all outstandings under that Ancillary Facility have been repaid within five Business Days of the expiry of such 20 Business Day grace period referred to in (1) above; and

(C)	(in the case of both sub-paragraphs (A) and (B) above) no other Event of Default other than under an Ancillary Facility has occurred and is continuing during that period.

(c)	For the avoidance of doubt, (i) if any other Event of Default has occurred and is continuing, the Agent and the Lenders may exercise all their rights under this Clause 24.14 and (ii) for the purposes of Clause 4.2 (Further conditions precedent) the Company shall during the applicable grace periods allowed by (A) or, as the case may be, (B) above, be entitled to draw under the Facility to repay an Ancillary Facility notwithstanding a breach of obligation or misrepresentation under that Ancillary Facility.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 and Clause 37.6 (Disenfranchisement of Shareholder Affiliates), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any Shareholder Affiliate (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	The consent of the Company (not to be unreasonably withheld or delayed) is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or if the assignment or transfer is made at a time when an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	Any assignment or transfer shall be in respect of a Commitment of at least EUR5,000,000 or, if lower, the outstanding Commitment of the relevant Existing Lender.

(e)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

Unless an assignment or transfer is to an Affiliate of a Lender making such assignment or transfer, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR2,500.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement.

25.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from an Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (a) and (b) of Clause 21.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	The Company shall procure that, subject to such reasonable limitations as may be agreed between the Agent (acting on the instructions of the Lenders) and the Company in the relevant Accession Deed, any member of the Group which is a Material Company (other than (i) any Material Company which would not be a Material Company if its shareholding in a Material Company was ignored and (ii) any member of the Group which, prior to becoming a Material Company, had entered into or was subject to or whose shares (or equivalent ownership interests) were subject to Security as part of a Non-Recourse Transaction provided that all or substantially all of such member of the Group’s assets and business operations form part of Non-Recourse Transactions) shall become an Additional Guarantor as soon as reasonably practicable after being identified as a “Material Company” pursuant to the then most recently delivered financial statements supplied under paragraphs (a) or (d) of Clause 21.1 (Financial statements).

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(e)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.3	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if all the Lenders have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	no payment is due from the Guarantor under Clause 19 (Guarantee and Indemnity).

26.4	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (b) of Clause 20.19 (Repetition) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.5	Compulsory resignation of FATCA FFIs and U.S. Tax Obligors

(a)	If so directed by the Agent (acting on the instructions of the Majority Lenders, the Company shall procure that any Obligor which is a FATCA FFI or a U.S. Tax Obligor shall resign as a Guarantor prior to the earliest FATCA Application Date relating to any payment by that Obligor (or any payment by the Agent which relates to a payment by that Obligor). For the purposes of Clause 26.3 (Resignation of a Guarantor) each Lender consents to the resignation of a Guarantor required pursuant to this Clause 26.5.

(b)	If an Obligor is required to resign as a result of the operation of paragraph (a) above, that Obligor shall be excluded for the purposes of any calculation in respect of the Guarantors or the Group, under Clause 23.11 (Guarantors) and the Company shall not otherwise be in breach of Clause 26.2 or Clause 23.11 (Guarantors) if it is unable to satisfy its obligations under such clauses as a result of the compulsory resignation of any such Obligor pursuant to this Clause 26.5.

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGER

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Company), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent and/or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 37.6 (Disenfranchisement of Shareholder Affiliates)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Shareholder Affiliate; and

(iv)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent (acting reasonably) may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Responsibility for documentation

None of the Agent, the Arranger or any Ancillary Lender is responsible for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, the Arranger, an Ancillary Lender or an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated by the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 31.11 (Disruption to Payment Systems etc.), neither the Agent nor an Ancillary Lender will be liable (and in each case including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender or in respect of any claim it might have against the Agent or an Ancillary Lender in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in The Netherlands or the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent (acting through an office in The Netherlands or the United Kingdom).

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in The Netherlands or the United Kingdom).

(d)	After consultation with the Company, the Majority Lenders may, at any time the Agent is an Impaired Agent, replace the Agent by appointing a successor Agent (acting through an office in The Netherlands or the United Kingdom).

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.13	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and sub-paragraph (a)(ii) of Clause 33.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.14	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of each Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, and each Lender and Ancillary Lender warrants to the Agent and the Arranger that it has not relied on and will not at any time rely on the Agent or the Arranger in respect of any of these matters.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Obligor other than in accordance with Clause 30 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.6	Ancillary Lenders

(a)	This Clause 29 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 24.14 (Acceleration).

(b)	Following service of notice under Clause 24.14 (Acceleration), this Clause 29 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document or (prior to the occurrence of an Acceleration Event) under the terms of a Hedging Agreement, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback) and Clause 27.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) shall pay that amount directly to the required recipient. If the Party receiving such payment has notified the Party making the payment of the account to which such payment should be made at least 3 Business Days prior to the due date for the payment, it shall be made to that account. Such payment must be made within 3 Business Days of the due date for payment under the Finance Documents.

(b)	A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents.

(c)	The Company shall use reasonable endeavours to provide each Lender with a current list of the Lenders as soon as reasonably practicable upon the Agent becoming an Impaired Agent. For the avoidance of doubt, no Default shall arise as a result of the failure of the Company to provide such a list.

30.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Document that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents (other than the Hedging Agreements);

(ii)	secondly, in or towards payment pro rata of (i) any accrued interest, fee or commission due but unpaid under the Finance Documents (other than the Hedging Agreements) and (ii) following the occurrence of an Acceleration Event, all payments due under the Hedging Agreements other than the early termination amount and any swap breakage costs;

(iii)	thirdly, in or towards payment pro rata of (i) any principal due but unpaid under the Finance Documents (other than the Hedging Agreements) and (ii) following the occurrence of an Acceleration Event, any early termination amount due but unpaid under the Hedging Agreements (including swap breakage costs); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under (i) the Finance Documents (other than the Hedging Agreements) and (ii) following the occurrence of an Acceleration Event, the Hedging Agreements.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.	HEDGING AGREEMENTS: RIGHTS AND OBLIGATIONS

31.1	Identity of parties to Hedging Agreements

No person providing hedging under Hedging Agreements shall be entitled to share in the guarantee and indemnity under this Agreement in respect of any of the liabilities arising in relation to those Hedging Agreements unless they are a party to this Agreement as a Lender.

31.2	Terms of Hedging Agreements

The Company and the relevant Lenders agree that any Hedging Agreement will provide for (a) “full two way payments” or (b) payments under the “Second Method” in the event of a termination of the hedging transaction entered into under that Hedging Agreement (whether as a result of a Termination Event or an Event of Default, each as defined in that Hedging Agreement), or (c) any other method the effect of which is that the Defaulting Party or Affected Party under (and as defined in) that Hedging Agreement will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions entered into under that Hedging Agreement is in its favour.

31.3	Termination of Hedging transactions

If, on termination of any hedging transaction under the Hedging Agreements occurring after an Acceleration Event, a settlement amount or other amount falls due from a Lender pursuant to a Hedging Agreement to the Company then, to the extent legally possible, that amount shall be paid by that Lender to the Agent, treated as the proceeds of enforcement of the Finance Documents and applied in accordance with the terms of this Agreement.

31.4	Hedging Agreements: permitted enforcement

(a)	The relevant Lenders shall not take any enforcement action at any time in respect of the Hedging Agreements except that they may:

(i)	terminate or close out any hedging transaction under the Hedging Agreements prior to its stated maturity; and/or

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by a Guarantor in respect of any of the liabilities arising in relation to those Hedging Agreements,

(and, in each case, shall notify the Agent if they do so) if:

(A)	an Acceleration Event has occurred;

(B)	an Illegality or Tax Event or a Failure to Pay or Deliver (each as defined in the 1992 ISDA Master Agreement or 2002 ISDA Master Agreement) has occurred in respect of any Hedging Agreement;

(C)	an Event of Default has occurred as a result of a breach of any of Clauses 24.6 (Insolvency) and 24.7 (Insolvency proceedings) of this Agreement; or

(D)	the consent of the Majority Lenders is obtained.

(b)	When all amounts outstanding under this Agreement have been repaid in full, the Hedging Agreement may be terminated and enforcement action may be taken in accordance with the terms of the relevant ISDA Master Agreement.

31.5	Hedging Agreements: required enforcement

The relevant Lenders shall promptly terminate or close out any hedging transaction under the Hedging Agreements prior to its stated maturity following a request by the Agent following an Acceleration Event.

31.6	Change of party to a Hedging Agreement

A Lender may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of the Hedging Agreement to which it is a party to the extent not prohibited by the terms of any Finance Document.

31.7	No set-off by Obligors

(a)	Subject to paragraph (b) below all payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)	Paragraph (a) above does not restrict the ability of an Obligor to set-off, in accordance with sub-paragraph (f) of Clause 9.6 (Right of prepayment or cancellation in relation to a Defaulting Lender) and paragraph (b) of Clause 32 (Set-off), any amount due and payable by it to a Defaulting Lender against any amount due and payable by the Defaulting Lender or any of its Affiliates to that Obligor.

31.8	Business Days

(a)	Unless otherwise specified in this Agreement, any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs (being a currency in which the Facility is made available under this Agreement), this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

(a)	While an Event of Default is continuing, but without prejudice to the rights at law of the Finance Parties and except as otherwise agreed, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

(c)	Notwithstanding paragraph (a) above, an Obligor may set off at any time any amount due and payable by it to a Defaulting Lender under a Finance Document against any amount due and payable by the Defaulting Lender or any of its Affiliates to that Obligor.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. Where a communication is to be made to more than one Party, the Party making such communication shall use reasonable endeavours to make the communication to all relevant Parties simultaneously. For the avoidance of doubt, no Default shall arise as a result of the failure of a Party to make such communication to all relevant Parties simultaneously. This provision shall not operate after a replacement Agent has been appointed.

33.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between these two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2	Exceptions

(a)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (a), require the consent of all of the Guarantors.

(b)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than in respect of a payment to be made under Clause 9 (Prepayment and Cancellation) or under sub-paragraph (b)(xviii) of Clause 23.4 (Disposals);

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than in respect of a payment to be made under sub-paragraph (b)(xviii) of Clause 23.4 (Disposals) or Clause 9.8 (Debt capital markets issuance));

(iv)	an increase in or an extension of any Commitment other than pursuant to Clause 2.2 (Increase) or Clause 2.5 (Accordion Facility) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	a change to the Company as sole borrower of the Facility;

(vi)	a change to the Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders; or

(viii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties) or this Clause 37,

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity);

(x)	the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) unless permitted under this Agreement or any other Finance Document;

shall not be made without the prior consent of all the Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of, as the case may be, the Agent, the Arranger or that Ancillary Lender.

(d)	If any Lender fails to respond to a request by the Company for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within ten Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, that Lender’s Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or Lenders’ participations when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments and/or Lenders’ participations has been obtained to approve that request.

37.3	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 14.2 (Tax gross-up), 14.3 (Tax indemnity) or Clause 15.1 (Increased costs) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on five Business Days’ prior written notice to the Agent and such Lender, at any time up to 180 days after the occurrence of an event or circumstance specified in sub-paragraphs (a)(i) or (a)(ii) above, be entitled to replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or fees in respect of Break Costs and other amounts payable in relation thereto under the Finance Documents

(b)	The replacement of a Lender pursuant to this Clause 37.3 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the relevant Lender shall have any obligation to any Obligor to find a Replacement Lender;

(iii)	in the event of a replacement in full of a Non-Consenting Lender such replacement must take place within 180 days of the date on which the request for consent or waiver or amendment of the Finance Documents was delivered to the Lenders by the Company; and

(iv)	in no event shall the Lender replaced in full under this Clause 37.3 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

37.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 37.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.5	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations (including its Commitments) under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Substitute Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or fees in respect of Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations or prepayment of participation of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to an Obligor to find a Substitute Lender;

(iii)	the transfer must take place no later than 180 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Substitute Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

37.6	Disenfranchisement of Shareholder Affiliates

(a)	For so long as a Shareholder Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(ii)	for the purposes of Clause 37.2 (Exceptions) only, such Shareholder Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Shareholder Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Shareholder Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Shareholder Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Shareholder Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds (which, for the avoidance of doubt includes the head office and the branches of such Finance Party, Affiliate and Related Fund) and any of its or their officers, directors, employees, professional advisers, auditors, partners, IT service providers, mail-room service providers and other similar service providers used by such Affiliates and Related Funds in their day to day activities and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under the Finance Documents and to any of that person’s professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, the Finance Documents and/or the Obligors and to any of that person’s professional advisers;

(iii)	appointed by any Finance Party or by a person to whom sub-paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.13 (Relationship with the Lenders));

(iv)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation (if not having the force of law, being a type of regulation with which a person to whom it is directed is expected and accustomed to comply);

(v)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders’ rights);

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to sub-paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-paragraphs (b)(iv), (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably), it is not practicable so to do in the circumstances; and

(C)	in each case, the recipient is not engaged in a business that would reasonably be considered to be a competitor of the Group.

(c)	to any person appointed by that Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; or

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Company if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(iv) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.6	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by each Obligor under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties only. As a result, and notwithstanding paragraph (a) of Clause 42.1, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)	irrevocably appoints Vitol Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify an Obligor of the process will not invalidate the proceedings concerned.

43.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each Party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

44.	STAMP DUTY DECLARATION

It is hereby agreed and declared that for the purposes of subsection 4(3) and Item 27 of the First Schedule to the Stamp Act 1949 of Malaysia, this Agreement and the other Finance Documents are instruments employed in one transaction to secure the repayment of an aggregate sum of Euro Five Hundred Million (EUR500,000,000) for principal only and interest thereon, and for the purposes of the Stamp Act 1949 of Malaysia this Agreement shall be deemed to be the principal instrument and the other Finance Documents shall each be deemed to be a subsidiary instrument.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL GUARANTORS

Name of Original Guarantor	Registration number	Jurisdiction of Incorporation

VTTI MLP B.V. (a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Rotterdam, The Netherlands, having its office address at K.P. van der Mandelelaan 130 3062 MP Rotterdam, The Netherlands)	60880783	The Netherlands

Eurotank Amsterdam B.V. (a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands, having its office address at Van Riebeeckhavenweg 9, 1014 AD Amsterdam, The Netherlands)	34105972	The Netherlands

Euro Tank Terminal B.V. (a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands, having its office address at K.P. van der Mandelelaan 130, 3062 MB Rotterdam, The Netherlands)	24363713	The Netherlands

VTTI Fujairah Terminals Ltd (VTTI FTL) FZC (a free zone company with limited liability, incorporated in the Fujairah Free Zone and formed pursuant to Free Zone Law No.1 of 2004)	License No 2885	Fujairah, United Arab Emirates

Antwerp Terminal & Processing Company NV	0428.806.613	Belgium

Seaport Canaveral Corp.	NA	USA

ATT Tanjung Bin Sdn. Bhd.	755986-P	Malaysia

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (EUR)
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Labuan Branch	62,500,000
BNP Paribas	62,500,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., trading as Rabobank International	62,500,000
The Hongkong and Shanghai Banking Corporation Limited	62,500,000
ING Bank N.V.	62,500,000
Oversea-Chinese Banking Corporation Limited, London Branch	62,500,000
Société Générale	62,500,000
Sumitomo Mitsui Banking Corporation, Singapore Branch	62,500,000

Total	500,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Corporate Documents

(a)	In respect of:

(i)	each Dutch Obligor, a copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte) of that Dutch Obligor, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of that Dutch Obligor;

(ii)	VTTI Fujairah Terminals Ltd (VTTI FTL) FZC, a certificate of formation / incorporation, articles and memorandum of association and a copy of its current licence issued by the Fujairah Free Zone Authority;

(iii)	each Malaysian Obligor, a copy of its Memorandum and Articles of Association, Form 9, Form 13 (if applicable), Form 24, Form 44, Form 49 and its latest annual return; and

(iv)	each other Obligor its constitutional documents.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iv)	in the case of each Malaysian Obligor, authorising its common seal to be affixed, where required, on such of the Finance Documents to which it is a party or such other documents required to be made, issued or executed by it, in the presence of two of the directors or a director and the secretary of that Obligor;

(v)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents;

(vi)	in the case of each Guarantor incorporated in Belgium, setting out the reasons why the board of directors of that Guarantor considered that the entry into this Agreement, and in particular the assumption of its guarantee obligations in accordance with Clause 19 (Guarantee and indemnity), is of benefit to that Guarantor; and

(vii)	in the case of each Malaysian Obligor, resolving that it is in the best interests and to the commercial benefit of that Malaysian Obligor to enter into, execute and perform its obligations under such of the Finance Documents to which it is a party; and

(viii)	approving the appointment of Vitol Services Limited as its agent for service of process pursuant to Clause 42.2 (Service of process).

(c)	A copy of a good standing certificate with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of the U.S. Obligor’s jurisdiction of incorporation or organisation.

(d)	A certificate of the chief financial officer, director of finance or other appropriate person of each U.S. Obligor as to the solvency of such U.S. Obligor.

(e)	If applicable, a copy of the resolution of the board of supervisory directors of each Dutch Obligor approving the resolutions of the board of managing directors referred to under paragraph (b) above.

(f)	A copy of the resolution of the shareholder(s) of each Dutch Obligor approving the resolutions of the board of managing directors referred to under paragraph (b) above.

(g)	If applicable under the Relevant Jurisdiction of an Original Guarantor, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(h)	In respect of each Dutch Obligor, if applicable, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Agreement and (ii) the positive advice from such works council which contains no condition, which if complied with, could result in a breach of any of any of the Finance Documents.

(i)	A specimen of the signature of each member of the board of managing directors of each Dutch Obligor and, in respect of each Obligor, each person authorised by the resolutions referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(j)	A certificate of each Obligor signed by an authorised signatory of each Obligor confirming that borrowing or guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Company or any Original Guarantor (as applicable) to be exceeded.

(k)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(l)	A copy of the resolutions of the shareholders of any Obligor incorporated in Belgium that has the legal form of a limited liability company (société anonyme / naamloze venootschap) in accordance with article 556 of the Belgian Company Code together with evidence that an extract of such resolution has been filed with the relevant commercial court.

(m)	A certificate of incumbency of VTTI Fujairah Terminals Ltd (VTTI FTL) FZC (the “UAE Obligor”) issued by the Fujairah Free Zone Authority, listing the shareholders, managing director, directors and secretary of the UAE Obligor and stating that the UAE Obligor is duly incorporated, validly existing and in Good Standing under the provisions applicable in the Fujairah Free Zone

(n)	A certificate issued by the Fujairah Free Zone Authority listing the current directors, general manager, secretary and shareholder(s) of VTTI Fujairah Terminals Ltd (VTTI FTL) FZC.

2.	Legal opinions

(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in The Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in UAE, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion of Clifford Chance U.S. LLP, legal advisers to the Arranger and the Agent in Delaware, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in Belgium, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(f)	A legal opinion of Chooi & Company, legal advisers to the Arranger and the Agent in Malaysia, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 42.2 (Service of process) has accepted its appointment.

(b)	The Original Financial Statements.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees), Clause 18 (Costs and Expenses), Clause 13.4 (Interest, commission and fees on Ancillary Facilities) and Clause 14.5 (Stamp taxes) have been paid or will be paid by the first Utilisation Date out of the proceeds of the first Utilisation.

(d)	The following executed Fee Letters:

(i)	the agency fee letter made between the Company and the Agent; and

(ii)	the participation fee letter made between the Company and the Agent (acting on behalf of the Arrangers).

(e)	A certificate of the Company (signed by a managing director of the Company) confirming that the Group has insurance on and in relation to its business and assets with reputable underwriters or insurance companies (unless insurances are maintained with another member of the Group (or the Company’s shareholders or any of their Affiliates)), against those risks and to the extent appropriate for companies which form part of a group of a similar size to the Group and which carry on the same or a substantially similar business.

(f)	Evidence that each Obligor has complied in full with all money laundering and “know your customer” requirements of the Agent and the Original Lenders.

(g)	In relation to the Lease Contracts:

(i)	evidence that all of the Vitol Lease Contracts relating to the Amsterdam, the Rotterdam and the Fujairah terminals (as extended and/or renewed (as applicable) as a condition precedent to the first utilisation of the Existing Facility) remain in full force and effect on the same terms; and

(ii)	confirmation from the Borrower that the Lease Contracts entered into as a condition precedent to the first utilisation made under the EUR500,000,000 facility agreement dated 31 August 2010 between, among others, the VTTI B.V. as borrower, the Agent and the financial institutions named therein have not been terminated, amended, varied, novated, supplemented, replaced or superseded in a manner which would be reasonably likely to have a Material Adverse Effect.

(h)	Evidence that all existing Financial Indebtedness of VTTI B.V. and its Subsidiaries (including the Group) under the existing EUR500,000,000 facility agreement dated 31 July 2013 between, among others, the VTTI B.V. as borrower, the Agent and the financial institutions named therein has been or will be repaid by the date of first Utilisation and that such facility agreement has been or will, upon the date of first Utilisation, be terminated and cancelled in full and evidence that all Security in respect of such Financial Indebtedness has been released.

(i)	The ATT Tanjung Bin Subordination Agreement duly executed by the parties thereto.

(j)	Evidence that Vitol Holding B.V. or one of its Affiliates has entered into Lease Contracts with ATT Tanjung Bin Sdn Bhd for the ATT Tanjung Bin terminal whereby the termination date for the relevant Lease Contracts will be after the Termination Date.

(k)	Evidence that VTTI B.V. and the Company have entered into a binding agreement in relation to the funding and economic rights of VTTI B.V. in relation to ATT Tanjung Bin Phase 2, which confirms:

(i)	VTTI B.V.’s ownership of the rights to the revenues of ATT Tanjung Bin Phase 2 pursuant to the terms of such binding agreement and the ATT Tanjung Bin Phase 2 Loan; and

(ii)	VTTI B.V.’s commitment to fund the relevant capital expenditure and any other costs in relation to ATT Tanjung Bin Phase 2.

(l)	Evidence that all existing Financial Indebtedness of ATT Tanjung Bin Sdn. Bhd. and its Subsidiaries under the ATT Tanjung Bin Project Financing has been repaid and that such facility agreement has been terminated and cancelled in full and evidence that all Security in respect of such Financial Indebtedness has been released.

(m)	A copy of a structure chart for the Group in the agreed form showing the structure of the Group once steps 1 to 2(e) (inclusive) set out in the Tax Structure Report have been completed.

(n)	A copy of the Tax Structure Report.

(o)	Evidence that steps 1 to 2(e) (inclusive) set out in the Tax Structure Report have been (or will on or prior to the date of first Utilisation be) completed.

(p)	Confirmation that the prior written approval of BNM for the giving of the guarantee by ATT Tanjung Bin Sdn. Bhd. under Clause 19 (Guarantee and Indemnity) has been obtained and is in full force and effect.

(q)	A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Deed executed by the Additional Guarantor and the Company.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a good standing certificate with respect to each Additional Guarantor whose jurisdiction of organisation is a state of the U.S. or the District of Columbia, issued as of a recent date by the Secretary of State or other appropriate official of such Additional Obligor’s jurisdiction of incorporation or organisation.

4.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(d)	authorising the Company to act as its agent in connection with the Finance Documents;

(e)	in the case of each Additional Guarantor incorporated in Belgium, setting out the reasons why the board of directors of that Additional Guarantor considered that the entry into this Agreement, and in particular the assumption of its guarantee obligations in accordance with Clause 19 (Guarantee and indemnity), is of benefit to that Additional Guarantor; and

(f)	in the case of each Additional Guarantor incorporated in Malaysia, authorising its common seal to be affixed, where required, on the Accession Deed and any other Finance Document to which it is a party, or such other documents required to be made, issued or executed by it in connection therewith, in the presence of two (2) of the directors or a director and the secretary of that Additional Guarantor;

(g)	in the case of each Additional Guarantor incorporated in Malaysia, resolving that it is in the best interests and to the commercial benefit of that Additional Guarantor to enter into, execute and perform its obligations under the Accession Deed and any other Finance Document to which it is a party; and

(h)	approving the appointment of Vitol Services Limited as its agent for service of process pursuant to Clause 42.2 (Service of process).

5.	If applicable, a copy of a resolution of the board of directors of the Additional Guarantor, establishing the committee referred to in paragraph 3 above.

6.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

7.	If required under the Relevant Jurisdiction of such Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

8.	If required under the Relevant Jurisdiction of such Additional Guarantor, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 7 above.

9.	In respect of each Additional Guarantor incorporated in the Netherlands, if applicable, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Agreement and (ii) the positive advice from such works council which contains no condition, which if complied with, could result in a breach of any of the Finance Documents.

10.	If applicable, a copy of the resolution of the board of supervisory directors of each Additional Obligor incorporated in the Netherlands approving the resolutions of the board of managing directors referred to under paragraph 4 above.

11.	A certificate signed by an authorised signatory of each Additional Guarantor confirming that borrowing or guaranteeing or, as appropriate, the Total Commitments would not cause any borrowing, guarantee, or similar limit binding on it to be exceeded.

12.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

13.	A copy of the resolutions of the shareholders of any Additional Obligor incorporated in Belgium that has the legal form of a limited liability company (société anonyme / naamloze venootschap) in accordance with article 556 of the Belgian Company Code together with evidence that an extract of such resolution has been filed with the relevant commercial court.

14.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

15.	If available, the latest audited financial statements of the Additional Guarantor.

16.	Legal opinions addressed to the Agent and the Lenders.

17.	If applicable under the Relevant Jurisdiction of such Additional Guarantor, a certificate in form and substance satisfactory to the Agent of the director of finance or other appropriate person of each Additional Guarantor as to the solvency of such Additional Guarantor.

18.	Evidence that each Additional Guarantor has complied in full with all money laundering and “know your customer” requirements of the Agent and the Lenders.

19.	In the case of each Additional Guarantor incorporated in Malaysia, where the amount of the guarantee for which the relevant Additional Guarantor shall be liable under this Agreement or any other Finance Document exceeds RM50 million equivalent in aggregate, confirmation that the prior written approval of BNM for the giving of the guarantee by the relevant Additional Guarantor has been obtained and is in full force and effect.

SCHEDULE 3

REQUESTS

From:	VTTI MLP B.V.

To:	[Agent]

Dated:

Dear Sirs

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[EUR]/[USD]

Amount:	[—] or, if less, the Available Facility

Interest Period:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
VTTI MLP B.V.

WARNING: Please seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, if the share of a Lender in any utilisation requested by a Dutch borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows in relation to a Loan in any currency other than sterling:

E × 0.01
300	per cent. per annum.

where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each	Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[—] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 25.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms it [is]/[is not] a Shareholder Affiliate.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

WARNING: Please seek Dutch legal advice (i) until the competent authority publishes its interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)), if any amount lent to a Dutch Borrower is to be transferred/assigned which is less than EUR100,000 (or its equivalent in another currency) and (ii) as soon as the competent authority publishes its interpretation of the term “public”, if the new lender is considered to be part of the public on the basis of that interpretation.

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	[—] as Agent and the Company

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 25.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [—].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms it [is]/[is not] a Shareholder Affiliate.

8.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Company), to the Company of the assignment referred to in this Assignment Agreement.

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [—].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

WARNING: Please seek Dutch legal advice (i) until the competent authority publishes its interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)), if any amount lent to a Dutch Borrower is to be transferred/assigned which is less than EUR100,000 (or its equivalent in another currency) and (ii) as soon as the competent authority publishes its interpretation of the term “public”, if the new lender is considered to be part of the public on the basis of that interpretation.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[—] as Agent

From:	the Company

Dated:

Dear Sirs

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that Debt Cover is [—]:1 and the Interest Cover is [—]:1 and therefore the Company [is]/[is not] in compliance with Clause 22.2 (Financial condition) of the Agreement.

3.	The following companies are Material Companies: [—]

4.	We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA), aggregate consolidated total assets, the aggregate consolidated revenues of the Guarantors represents not less than 80 per cent of EBITDA, consolidated total assets and consolidated total revenues of the Group.

5.	[Margin computation]

Signed:
Authorised Signatory of [Company]

SCHEDULE 8

TIMETABLES

	Loans in euro	Loans in dollars

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation), and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-3 3.00pm

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	N/A	U-2 9.30am

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	N/A	U-2 11.00am

EURIBOR or LIBOR is fixed	Quotation Day as of 11.00 am Brussels time in respect of EURIBOR	Quotation Day as of 1.00 pm Brussels time in respect of LIBOR

SCHEDULE 9

FORM OF INCREASE CONFIRMATION

To:	[—] as Agent and the Company

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [—].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms it is not a Shareholder Affiliate.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent and the Increase Date is confirmed as [—].

Agent

By:

SCHEDULE 10

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART I

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To:	[—] as Agent

From:	[The Lender]

Dated:

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Facility Agreement”)

1.	We refer to paragraph (b) of Clause 37.6 (Disenfranchisement of Shareholder Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

PART II

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH SHAREHOLDER AFFILIATE

To:	[—] as Agent

From:	[The Lender]

Dated:

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Facility Agreement”)

1.	We refer to paragraph (c) of Clause 37.6 (Disenfranchisement of Shareholder Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [—] has [terminated]/[ceased to be with a Shareholder Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

SCHEDULE 11

FORM OF ACCESSION DEED

To:	[—] as Agent for itself and each of the other parties to the Facility Agreement referred to below

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and with registered number [—].

3.	[Guarantor limitation language if applicable].

4.	[Subsidiary’s] administrative details for the purposes of the Facility Agreement are as follows:

Address:

Fax No.:

Attention:

5.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Agent, signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED	]
By: [Subsidiary]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED

By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Company

For and on behalf of

[company]

By:

The Agent

For and on behalf of

[Full Name of Agent]

By:

Date:

SCHEDULE 12

FORM OF RESIGNATION LETTER

To:	[—] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 26.3 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Facility Agreement and the Finance Documents.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	The Company agrees to indemnify the Finance Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

For and on behalf of	For and on behalf of
[Company]	[resigning Obligor]

By:	By:

SCHEDULE 13

ACCORDION COMMITMENT NOTICE

To:	The Agent

From:	The Company

Dated:	[—]

VTTI MLP B.V. – EUR500,000,000 Facility Agreement

dated [—] (the “Facility Agreement”)

1.	We refer to the Facility Agreement and in particular Clause 2.5 (Accordion Facility) thereof. Terms defined in the Facility Agreement have the same meaning when used in this Accordion Commitment Notice.

2.	We have agreed with the following institutions that they will commit Accordion Commitments as follows:

Name of Institution	Existing Lenders (yes/no)	Accordion Commitment (€)

Total:

3.	We confirm no Event of Default is continuing or would result from a utilisation under the Accordion Facility

4.	The date on which the Accordion Commitments referred to above are confirmed is [date].

5.	The Accordion Facility Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

6.	The Accordion Facility Lender agrees on the establishment of its Accordion Commitment (under the Facility) that it will be a party to the relevant Finance Documents as a Lender

7.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE COMPANY

By:

This is accepted and agreed by the Accordion Facility Lender as an Accordion Commitment Notice.

THE ACCORDION FACILITY LENDER

By:

This is accepted and agreed by the Agent as an Accordion Commitment Notice.

THE AGENT

By:

SIGNATURES

[This Agreement was executed outside Belgium.] / [Documentary duty of EUR0.15 per original paid by bank transfer from Clifford Chance on 30 August 2011. Droit d’ecriture de 0,15 euro par original payé par transfert bancaire de Clifford Chance le 30 aôut 2011. Recht op geschriften van 0,15 euro par original betaald per overschrijving door Clifford Chance op 30 augustus 2011.]1

THE COMPANY

VTTI MLP B.V.

By:

Address:	K.P. van der Mandelelaan 130
3062 MB Rotterdam
The Netherlands

Fax:	+31 10 4531663

THE ORIGINAL GUARANTORS

VTTI MLP B.V.

By:

Address:	K.P. van der Mandelelaan 130
3062 MB Rotterdam
The Netherlands

Fax:	+31 10 4531663

[1]	Delete as applicable.

EUROTANK AMSTERDAM B.V.

By:

Address:	Eurotank Amsterdam B.V.
Van Riebeeckhavenweg 9
Amsterdam
The Netherlands
1041 AD

Fax:	+31(0) 20 4523 417

EURO TANK TERMINAL B.V.

By:

Address:	Euro Tank Terminal B.V.
Moezelweg 151
Europoort-Rotterdam
The Netherlands
3198LS

Fax:	+31(0) 181 240041

VTTI FUJAIRAH TERMINALS LTD (VTTI FTL) FZC

By:

Address:	P.O. Box 1592
Fujairah
United Arab Emirates
1592

Fax:	+971 9 2228344/8693

ANTWERP TERMINAL & PROCESSING COMPANY NV

By:

Name:

Title:

Address:	Beliweg 20, Port number 279
Antwerp
Belgium
B-2030

Fax:	+32 (0)3 303 1663

SEAPORT CANAVERAL CORP.

By:

Address:	555 Hwy 401
Cape Canaveral
Florida, USA
32920

Fax:	+1-321-783-4892

ATT TANJUNG BIN SDN. BHD.

By:

Address:	Lot 8095-1, Wisma ATB
Pusat Petroleum Tanjung Bin
82030 Serkat, Pontian
Johor Darul Takzim

Fax:	+607-6962051

THE ARRANGERS

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., LABUAN BRANCH

By:

BNP PARIBAS

By:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL

By:

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

ING BANK N.V.

By:

OVERSEA-CHINESE BANKING CORPORATION LIMITED, LONDON BRANCH

By:

SOCIÉTÉ GÉNÉRALE

By:

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

By:

THE ORIGINAL LENDERS

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., LABUAN BRANCH

By:

BNP PARIBAS

By:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL

By:

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

ING BANK N.V.

By:

OVERSEA-CHINESE BANKING CORPORATION LIMITED, LONDON BRANCH

By:

SOCIÉTÉ GÉNÉRALE

By:

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

By:

THE AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL

By:

Address:	Rabobank International
Corporate Banking Services
Locationcode UCZ-0010, P.O. Box 17100, 3500 HG Utrecht, the Netherlands

Fax:	+31 30 291 87 79